EXHIBIT 99.1

AGREEMENT AND PLAN OF MERGER
by and among
SAFEGUARD DELAWARE, INC.
(a Delaware corporation),
SAFEGUARD SCIENTIFICS, INC.
(a Pennsylvania corporation),
AI ACQUISITION CORPORATION
(a Delaware corporation),
ACSIS, INC.
(a Delaware corporation),
THE STOCKHOLDERS OF ACSIS, INC. IDENTIFIED ON THE SIGNATURE PAGE HERETO,
and
WAND EQUITY PORTFOLIO II LP, AS STOCKHOLDER REPRESENTATIVE

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LIST OF SCHEDULES

Schedule 2.2(d)	Merger Sub Officers and Directors
Schedule 2.3	Merger Consideration
Schedule 2.7(a)	Certain Optionholders
Schedule 2.8(a)	Preliminary Working Capital
Schedule 2.8(d)	Working Capital Principles
Schedule 4.1	Jurisdictions
Schedule 4.2	Stock Contracts, Options and Warrants
Schedule 4.3	Required Approvals
Schedule 4.4	Required Consents
Schedule 4.5	Third-Party Options
Schedule 4.6	Financial Statements Exceptions
Schedule 4.8	Undisclosed Liabilities
Schedule 4.11	Inventory
Schedule 4.12	Tangible Assets
Schedule 4.14	Real Property Leases
Schedule 4.15.1(b)	Absence of Title to Intellectual Property
Schedule 4.15.1(c)	Infringement of Intellectual Property
Schedule 4.15.1(f)	Patents, Copyrights, Trademarks and Other Registrations
Schedule 4.15.1(i)	Third-Party Technology
Schedule 4.15.2(a)	Hardware, Software, Databases and Embedded Controls
Schedule 4.15.2(b)	Technical Information Policies and Procedures
Schedule 4.16(a)	Customer Contracts
Schedule 4.16(b)	Vendor and Licensor Contracts
Schedule 4.16(c)	Other Contracts
Schedule 4.18	Licenses
Schedule 4.19	Court Orders
Schedule 4.20	Claims
Schedule 4.21	Insurance
Schedule 4.23	Employee Benefits Plans
Schedule 4.24	Transactions with Affiliates
Schedule 4.25	Absence of Change
Schedule 4.27	Additional Information
Schedule 4.30	Customers
Schedule 6.3(b)	Operation of the Business
Schedule 6.7	Certain Employee Plans
Schedule 8.1	Closing Consents
Schedule 10.3(b)	Stockholder Indemnity Ownership
LIST OF EXHIBITS

Exhibit A-1	The Shares
Exhibit A-2	Exchanged Shares
Exhibit B	Form of MLB Legal Opinion
Exhibit C	Form of Principal Stockholders’ General Release

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Exhibit D	Form of General Indemnification Escrow Agreement
Exhibit E	Form of Dissenters Indemnification Escrow Agreement
Exhibit F	Form of Certificate of Incorporation
Exhibit G	Form of Bylaws

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AGREEMENT AND PLAN OF MERGER
INTRODUCTION
     This AGREEMENT AND PLAN OF MERGER, dated as of November 9, 2005, is by and among SAFEGUARD DELAWARE, INC., a Delaware corporation (“Safeguard”), AI ACQUISITION CORPORATION, a Delaware corporation (“Merger Sub”), SAFEGUARD SCIENTIFICS, INC., a Pennsylvania corporation (“Parent”), ACSIS, INC., a Delaware corporation (the “Company”), those stockholders of the Company listed on the signature page hereto (individually, each a “Principal Stockholder” and collectively, the “Principal Stockholders”) and WAND EQUITY PORTFOLIO II LP (the “Stockholder Representative”) on behalf of the Stockholders (as hereinafter defined).
RECITALS
     WHEREAS, Merger Sub is a wholly-owned subsidiary of Safeguard;
     WHEREAS, the Board of Directors of each of Safeguard, Merger Sub and the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall continue as the surviving corporation, upon the terms and subject to the conditions of this Agreement;
     WHEREAS, the Board of Directors of each of Safeguard, Merger Sub and the Company has determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and has approved this Agreement and the Merger;
     WHEREAS, in contemplation of the Transactions (as hereinafter defined) the Company will create a new class of common stock by amendment to the Certificate of Incorporation of the Company (the “Amendment”) immediately prior to the Merger, which class of stock shall be identical to the Common Stock (as hereinafter defined) in all respects except for its class designation and its conversion features (“Class A Common Stock”), and to have the stockholders of the Company identified on Exhibit A-2 (the “Class A Stockholders”) exchange each share of Common Stock held by them for one share of Class A Common Stock (the “Share Exchange”) pursuant to an Exchange Agreement between the Company and the Class A Stockholders (the “Exchange Agreement”);
     WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of the Company other than the Class A Common Stock shall be converted into the right to receive the Merger Consideration (as hereafter defined) as provided herein; and
     WHEREAS, the parties to this Agreement desire to make certain representations and warranties, covenants and other agreements in connection with the Merger.
     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions.
     For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).
     “Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company regardless of whether such have been billed and (b) all other accounts or notes receivable of the Company, including bid or performance deposits and employee advances, and the full benefit of all security for such accounts or notes and (c) any claim remedy or other rights related to any of the foregoing.
     “Action” is defined in Section 10.5.
     “Actual Working Capital” is defined in Section 2.8(d).
     “Affiliates” means, with respect to a particular party, Persons controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 50% or more of the voting stock or other equity interest shall be deemed to constitute control.
     “Agreement” means this Agreement and Plan of Merger, including all schedules, annexes and exhibits hereto.
     “Assets” means all of the Company’s and the Subsidiary’s assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected on the Current Balance Sheet.
     “Association” is defined in Section 13.4(b).
     “Audited” or “audited,” when used in reference to financial statements, shall refer to financial statements prepared on an accrual basis and otherwise in accordance with GAAP, and audited in accordance with GAAP.
     “Balance Sheet Date” is defined in Section 4.6(a)(ii).
     “Business” means the Company’s existing business of consulting, solution development, software design and licensing, and services involving or related to enterprise data collection and application work-flows, and the operations, facilities and other Assets, results of operations, finances, products, competitive position, supplies, customers, customer relations, vendors, vendor relations and personnel related thereto.

     “Business Day” means any calendar day which is not a Saturday, Sunday or public holiday under the laws of the State of Delaware.
     “Cap” is defined in Section 10.3(b).
     “Certificate of Merger” is defined in Section 3.1.
     “Certificates” is defined in Section 2.6(a).
     “Charter Documents” means an entity’s certificate or articles of incorporation or formation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.
     “Claim Notice” is defined in Section 10.3(a).
     “Claim Response” is defined in Section 10.3(a).
     “Class A Common Stock” is defined in the Recitals.
     “Class A Stockholders” is defined in the Recitals.
     “Closing” is defined in Section 3.1.
     “Closing Balance Sheet” is defined in Section 2.8(a).
     “Closing Consents” is defined in Section 8.1.
     “Closing Date” is defined in Section 3.1.
     “Closing Payment” is defined in Section 2.3(b)(vi).
     “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.
     “Common Stock” is defined in Section 4.2(a).
     “Company” is defined in the Introduction.
     “Company Financial Statements” is defined in Section 4.6(a)(ii).
     “Computer Software” means all Software, data rights and documentation, and associated license, escrow, support and maintenance agreements that are used by the Company.
     “Company Stockholder Approval” is defined in Section 4.3.
     “Confidential Information” means any information of a party, including a datum, formula, pattern, list, compilation, device, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use.
     “Continuing Employees” is defined in Section 6.8.
     “Contract” means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is binding on any Person under applicable Law.
     “Copyrights” means all copyrights (whether registered or not) and all applications, assignments, registrations and renewals in connection therewith.
     “Court Order” means any judgment, decree, injunction, order or ruling of any foreign, federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person under applicable Law.
     “Current Balance Sheet” is defined in Section 4.6(a)(ii).
     “Customer Contracts” means all Contracts between the Company and its customers which provide for the provision of Hardware, Intellectual Property or the performance of services by the Company or the Subsidiary.
     “Database” means all data and other information recorded, stored, transmitted and retrieved in electronic form by a system or any component, whether located on any component or components of a system or archived in storage media of a type employed or used in conjunction with any component or system.
     “Damages” is defined in Section 10.1(a).
     “Default” means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration.
     “DGCL” is defined in Section 2.1.
     “Dissenters Indemnification Escrow Agreement” means the Escrow Agreement, in the form of Exhibit E, among Safeguard, the Stockholder Representative and the Escrow Agent.
     “Dissenters Indemnification Escrow Fund” is defined in Section 2.9(b).
     “Dissenting Shares” is defined in Section 2.5.
     “Dissenting Stockholder” is defined in Section 2.3(b).
     “Effective Time” is defined in Section 3.1.

     “Embedded Control” means any microprocessor, microcontrol, smart instrumentation or other sensor, driver, monitor, robotic or other device controlling a semiconductor, memory circuit, BIOS, PROM or other microchip which performs some electronic or computer logic function.
     “Environmental Laws” is defined in Section 4.26.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.
     “ERISA Affiliate” means any person, that together with the Company or the Subsidiary, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
     “Escrow Agent” means Wachovia Bank, National Association, as escrow agent pursuant to the General Indemnification Escrow Agreement and the Dissenters Indemnification Escrow Agreement.
     “Escrow Fund” means the General Indemnification Escrow Fund and the Dissenters Indemnification Escrow Fund (if any).
     “Exchange Agreement” is defined in the Recitals.
     “Expiration Date” is defined in Section 10.4.
     “GAAP” means U.S. generally accepted accounting principles consistently applied.
     “General Indemnification Escrow Agreement” means the Escrow Agreement, in the form of Exhibit D, among Safeguard, the Stockholder Representative and the Escrow Agent.
     “General Indemnification Escrow Fund” is defined in Section 2.9(a).
     “Hardware” means all mainframes, mid-range computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.
     “Inception Date” is defined in Section 4.7(e).
     “Indemnified Party” is defined in Section 10.3(a).
     “Indemnified Safeguard Party” is defined in Section 10.1.
     “Indemnified Seller Party” is defined in Section 10.2.
     “Indemnitor” is defined in Section 10.3(a).
     “Intellectual Property” means all Copyrights, Patents, Trademarks, Trade Secrets, Third-Party Technology, technology rights and licenses, franchises, and other intellectual property and proprietary rights, all goodwill associated therewith, and the right to sue for past infringements.

     “Intellectual Property Assignment Agreement” is defined in Section 4.15.1(h).
     “Interim Financial Statements” is defined in Section 4.6(a)(ii).
     “Junior Preferred Stock” is defined in Section 4.2(a).
     “Knowledge of the Company” means the actual knowledge of Steven Selfridge, Dennis O’Malley, Joseph Gillies, John DiPalo, Maureen Konecky and John Bednar; provided, however, for purposes of Section 4.15, “Knowledge of the Company” shall include the actual knowledge of the individuals identified in the first part of this sentence, and the actual knowledge of Larry Sawyer and Paul Cleary, in each case after conducting a reasonable inquiry.
     “Law” means any statute, law, ordinance, regulation, order or rule of any federal, state, local or, foreign governmental or regulatory body or authority, including those covering environmental, energy, safety, health, information technology, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.
     “Lease” is defined in Section 4.14.
     “Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.
     “Licenses” means any permits, licenses, franchises, registrations, certificates, variances, exemptions, consents, approvals and other authorizations granted by any governmental or regulatory body or authority.
     “Liens” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.
     “Liquidated Claim Notice” is defined in Section 10.3(a).
     “Litigation” means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.
     “Material Adverse Effect” means a material adverse effect on the Company, the Subsidiary or the Business, Assets, financial condition or results of operations of the Company or the Subsidiary; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse effect attributable to, resulting from, or relating to (i) conditions affecting the industry in which the Company and the Subsidiary participate, the U.S. economy as a whole or the capital markets in general or the markets in which the Company and the Subsidiary operate which do not disproportionately affect the Company and the Subsidiary; (ii) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; (iii) acts of terrorism or military action or the threat thereof which do not disproportionately affect the Company and its Subsidiary; or (iv) the announcement or performance of this Agreement or the transactions contemplated by this Agreement.
     “Merger” is defined in the Recitals.
     “Merger Consideration” is defined in Section 2.3(a).
     “Merger Consideration Auditor” means Deloitte and Touche LLP or such other independent public accounting firm as the Stockholder Representative and Safeguard may agree.
     “Merger Sub” is defined in the Introduction.
     “MLB Legal Opinion” is defined in Section 8.7.
     “Optionholder” is defined in Section 2.7(a).
     “Option” is defined in Section 2.7(a).
     “Option/Warrant Per Share Consideration” means the amount of the Merger Consideration plus the amount of the Escrow Fund minus the amounts payable in accordance with Section 2.3(b)(ii) and (vi), divided by the total number, at the Effective Time and without duplication with respect to clauses (i) and (iii) immediately below, of the sum of (i) the total number of shares of Common Stock outstanding, (ii) the total number of shares of Series A Preferred Stock and Series B Preferred Stock outstanding on an as converted to Common Stock basis, and (iii) the total number of Shares that would be issued assuming the cashless exercise of all outstanding Options and Warrants with an exercise price less than $1.51.
     “Ordinary course” or “ordinary course of business” means the ordinary course of business that is consistent with past practices.
     “Parent” is defined in the Introduction.
     “Patents” means all U.S. and non-U.S., industrial design registrations, patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, division, renewal, revisions, extensions and reexaminations thereof, and all rights therein provided by law, multinational treaties or conventions.
     “Per Share Merger Consideration” is defined in Section 2.4(b).
     “Permitted Liens” means (i) liens for current Taxes, assessments or similar charges not yet due or payable or that may subsequently be paid without penalty; (ii) liens of mechanics, materialmen, warehousemen, carriers, or other like liens securing obligations incurred in the ordinary course of the Business; (iii) easements, rights of way, claims, objections, defects, reservations, consents, tenancies, licenses and the like affecting any real property, in each case of record, visible upon a physical inspection of the real property or otherwise made known to Safeguard; (iv) liens, encumbrances, restrictions, and adverse claims of any nature whatsoever which are not material in amount and which do not adversely affect the Company’s use of the property subject thereto; and (v) any other liens, encumbrances, restrictions, and adverse claims of any nature whatsoever which are set forth on Schedule 4.12.
     “Person” means any natural person, corporation, partnership, proprietorship, association, joint venture, trust or other legal entity.
     “Plans” is defined in Section 4.23(a).
     “Preliminary Working Capital” means all current assets (including the current portion of deferred Taxes in an amount not to exceed $110,000) less all liabilities (excluding deferred Tax Liabilities) of the Company, as of September 30, 2005.
     “President’s Certificate” is defined in Section 8.4.
     “Presiding Arbitrators” is defined in Section 13.4(b).
     “Principal Stockholders” is defined in the Introduction.
     “Principal Stockholders’ General Release” is defined in Section 8.8.
     “Proportionate Cap” is defined in Section 12.1(b).
     “Qualified Plan” is defined in Section 4.23(c).
     “Required Consents” is defined in Section 4.4.
     “Response Period” is defined in Section 10.3(a).
     “Safeguard” is defined in the Introduction.
     “Safeguard Officer’s Certificate” is defined in Section 9.1.
     “Schedules” is defined in Section 13.8.
     “Section 10.3(b) Indemnification Claim” is defined in Section 10.3(b).
     “Section 338 Election” is defined in Section 7.1(b).
     “Seller Parties” means the Principal Stockholders and the Company.
     “Series A Preferred Stock” is defined in Section 4.2(a).
     “Series B Preferred Stock” is defined in Section 4.2(a).
     “Shares” means all outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, provided that Shares shall not include any shares of Class A Common Stock.
     “Share Exchange” is defined in the Recitals.

     “Software” means all software owned, developed, licensed or used by the Company, including, but not limited to, (i) the source code and object code for any of the foregoing (ii) all modifications, enhancements, bug fixes, error corrections, updates, upgrades, bypasses, patches and workarounds, (iii) all operating systems, bridge ware, firmware, middleware and utilities, and (iv) all programmers’ notes, training guides and documentation.
     “Stockholder Representative” is defined the Introduction.
     “Stockholder Representative Fund” means an amount equal to $400,000 which is to be paid to the Stockholder Representative on the Closing Date as the Stockholder Representative fund and which will paid by a Person other than the Company, Safeguard or any Affiliate of Safeguard.
     “Stockholders” means the Principal Stockholders and all other holders of all issued and outstanding Shares at the Effective Time.
     “Subsidiary” means Acsis, GmbH, the Company’s wholly-owned subsidiary.
     “Subsidiary Shares” is defined in Section 4.2(b).
     “Surviving Corporation” is defined in Section 2.1.
     “Taxes” shall mean all foreign, federal, state or local taxes, duties, charges, fees, levies or other assessment imposed by any taxing authority, including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).
     “Tax Returns” means all reports, returns, statements (including estimated reports, returns or statements) and other similar filings required to be filed by a party with respect to any Taxes.
     “Technical Information” means, with respect to any of the following used in the Business, all customer, dealer and supplier lists; engineering, manufacturing, design, installation and other technical drawings, specifications and calculations; manufacturing and production processes and techniques; research and development information; operating, maintenance and repair manuals and instruction books and test data and selected test material samples.
     “Third-Party Technology” means all Computer Software, Embedded Controls and Hardware, licensed or otherwise provided by third parties to the Company which is not owned by the Company.
     “Threshold” is defined in Section 10.3(b).
     “Trademarks” means all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith.

     “Trade Secrets” means all trade secrets and confidential business information which is not generally available or known to the public, including, but not limited to, ideas, know how, formulas, research and development, designs, drawings, specifications, algorithms and schematics, computer software (in source code and/or object code form), including data, documentation and programmers’ notes, Technical Information (as hereafter defined), data, processes, technology, plans, drawings and blue prints owned, used or licensed (as licensor or licensee) by a party and all copies and tangible embodiments of the foregoing (in whatever medium or form).
     “Transaction Documents” means this Agreement, the General Indemnification Escrow Agreement, the Dissenters Indemnification Escrow Agreement, the Principal Stockholders’ General Release and any other certificate, instrument, agreement or document required to be delivered pursuant to the terms hereof and thereof.
     “Transactions” means the Merger as described herein and the other transactions contemplated by the Transaction Documents.
     “Uncollected Accounts Receivable” is defined in Section 10.3(d).
     “Unliquidated Claim” is defined in Section 10.3(a).
     “Warrant” is defined in Section 2.7(b).
     “Warrantholder” is defined in Section 2.7(b).
     “Withholdings” means all amounts to be withheld from the Merger Consideration payable to a Stockholder which are required by Law to be withheld from payments to such Stockholder, which amounts shall be remitted to the appropriate governmental body by the Surviving Corporation at and upon the Closing.
     “Working Capital Target” means the amount of $4,500,000.
     “Written Consent” is defined in Section 6.7.
     “Written Resignations” is defined in Section 3.2(a)(ii).
     “Year-End Financials” is defined in Section 4.6(a).
2. The Merger.
     2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the relevant provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as defined in Section 3.1 below), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). Subject to the provisions of this Agreement, nothing contained in this Agreement shall give Parent or Safeguard, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company,

Safeguard and the Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
     2.2 Effect of the Merger.
          (a) At and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.
          (b) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated such that the Certificate of Incorporation of the Surviving Corporation shall be as set forth on Exhibit F.
          (c) At the Effective Time, the Bylaws of the Company shall be amended to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, in the form set forth on Exhibit G, and, as so amended, shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to reflect the name change of Merger Sub), until amended thereafter in accordance with applicable Law.
          (d) At the Effective Time, the Company, Safeguard and Parent shall use their commercially reasonable efforts so as to cause each of the individuals identified on Schedule 2.2(d) to be the directors and officers of the Surviving Corporation, holding the positions set forth opposite their names on Schedule 2.2(d) each to hold office until their respective death, permanent disability, resignation or removal or until his or her respective successor is duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Law.
     2.3 Merger Consideration.
          (a) The aggregate consideration to be paid to the holders of the Shares, the Options and the Warrants outstanding immediately prior to the Effective Time is Twenty-Five Million, Eight Hundred Thirty Thousand, One Hundred Fifty-Seven Dollars ($25,830,157) minus the amount of the Escrow Fund (such amount, as adjusted pursuant to Section 2.8, Section 2.9 as a result of the release of the Escrow Fund and Article 10, the “Merger Consideration”).
          (b) Schedule 2.3 hereto sets forth (i) the estimated amount of the Merger Consideration allocated pursuant to the formula set forth in this Section 2.3, and (ii) the estimated amount of Merger Consideration payable to each holder of Shares, Options and Warrants assuming the estimated Merger Consideration and other assumptions set forth therein, and includes the percentage interest of each such person in the Escrow Fund. At least two (2) days prior to the Closing Date, the Company shall deliver to Safeguard an updated Schedule 2.3 as of the Closing Date provided, however, that if such updated Schedule 2.3 purports to increase the Merger Consideration it shall not be an effective amendment to Schedule 2.3, and the Schedule 2.3 attached hereto shall remain unchanged, unless Safeguard agrees in writing to approve such updated Schedule 2.3. At and upon the Effective Time, Safeguard or Merger Sub shall remit the Merger Consideration by wire transfer of immediately available funds, to accounts designated by the Stockholder Representative in a written notice to Safeguard at least two (2) days prior to the Closing Date, as follows:

               (i) the Withholdings shall be remitted to the Company’s payroll withholding bank account for transmittal to the Internal Revenue Service or the applicable recipient thereof;
               (ii) the holders of Series A Preferred Stock and Series B Preferred Stock as of the Closing Date shall receive an amount equal to accrued and unpaid dividends;
               (iii) a portion of the Merger Consideration shall be paid to the Optionholders pursuant to Section 2.7(a);
               (iv) a portion of the Merger Consideration shall be paid to the Warrantholders pursuant to Section 2.7(b);
               (v) a portion of the Merger Consideration shall be paid, by wire transfer of immediately available funds, in an amount necessary to pay all legal and advisory fees and expenses incurred in connection with the Transactions which have not been paid prior to the Closing by the Company; and
               (vi) the remaining amount of the Merger Consideration (including any amount payable pursuant to Section 2.8(c)(ii)), after subtraction of the portion thereof otherwise allocable in accordance with Section 2.5 below to Dissenting Shares (as defined in Section 2.5), which portion shall be deposited with the Escrow Agent together with amounts deposited with the Escrow Agent pursuant to Section 2.9, to be held pursuant to the Dissenters Indemnification Escrow Agreement, shall be remitted to the Stockholder Representative on behalf of the Stockholders for distribution to the Stockholders by the Stockholder Representative as promptly as practicable following the Closing (such amount, the “Closing Payment”).
     2.4 Conversion of Shares.
          (a) At the Effective Time, other than Shares to be cancelled in accordance with Section 2.4(c) and Dissenting Shares, each:
               (i) share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive (net of Withholdings) an amount in cash equal to (A) the product of (I) the number of shares of Common Stock into which such Series A Preferred Stock is convertible and (II) the Per Share Merger Consideration, plus (B) an amount equal to accrued and unpaid dividends on the Series A Preferred Stock;
               (ii) share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive (net of Withholdings) an amount in cash equal to (A) the product of (I) the number of shares of Common Stock into which such Series B Preferred Stock is convertible and (II) the Per Share Merger Consideration, plus (B) an amount equal to accrued and unpaid dividends on the Series B Preferred Stock; and
               (iii) share of Common Stock (other than the Class A Common Stock) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to the Per Share Merger Consideration plus or minus the amount, if any, paid in accordance with Sections 2.8, 2.9 or 10 to the Stockholder Representative for distribution to the Stockholders in accordance with the terms of this Agreement.
          (b) At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holder of any of the following securities, the shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time held by each Person identified on Exhibit A-2 shall be converted into and thereafter evidence such number of shares of common stock, $.01 par value per share, of the Surviving Corporation as is equal to the product of (i) .10 and (ii) the number of shares of Class A Common Stock set forth opposite such Person’s name on Exhibit A-2, rounded up to the nearest whole number of shares.
     From and after the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such certificate in accordance with this Agreement, without interest (other than with respect to Dissenting Shares).
     The “Per Share Merger Consideration” shall be equal to the quotient of (A) the Closing Payment, divided by (B) the total number of Shares outstanding on the Closing Date on an as-converted basis (assuming that all outstanding Options and Warrants have been cancelled). The Per Share Merger Consideration shall also include a Stockholder’s right to receive such Stockholder’s proportionate share of the Escrow Fund and, in determining the allocation of the Merger Consideration, the Stockholders shall be deemed to have received the Escrow Fund as a portion of such Stockholder’s Merger Consideration.
          (c) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of the Company’s outstanding securities, each Share held in the Company’s treasury immediately prior to the Effective Time shall be cancelled without payment of any consideration therefor.
          (d) At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holder of any of the following securities, each share of common stock, $.01 par value per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence 13,566 shares of common stock, $.01 par value per share, of the Surviving Corporation.
     2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Shares that are issued and outstanding as of the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised such holder’s appraisal rights (the “Dissenting Shares”) under the DGCL, shall not be converted into the right to receive the Per Share Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Shares shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest or dividends thereon, the Per Share Merger Consideration. The Company shall notify Safeguard of any demand for appraisal of Shares received by the Company within one (1) Business Day of its receipt of any such demand, and the Stockholder Representative shall control any appraisal proceeding and shall have the right to settle any such proceeding, subject to the prior written consent of Safeguard which consent shall not be unreasonably withheld and shall be provided in a timely fashion.
     2.6 Exchange of Certificates for Cash.
          (a) As promptly as practicable after the Effective Time, the Stockholder Representative shall mail to each Stockholder (i) a letter of transmittal in customary form; and (ii) instructions for use in effecting the surrender of a certificate representing outstanding Shares (the “Certificates”) in exchange for cash. Upon surrender to the Stockholder Representative of a Certificate for cancellation, together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such certificate shall be entitled to receive in exchange therefor an amount in cash which such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which are not registered in the transfer records of the Company, the proper amount of cash may be paid to a transferee if the Certificate representing such Shares is presented to the Stockholder Representative, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.6(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash to which such holder is entitled pursuant to the terms of this Agreement.
          (b) All cash paid upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.
          (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the agreement by the Person to indemnify the Surviving Corporation in respect of any losses it incurs with respect to such lost, stolen or destroyed Certificate, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
     2.7 Options and Warrants.
          (a) Immediately prior to the Effective Time, each unexercised stock option outstanding to purchase shares of Common Stock under the Company 1998 Stock Plan other than any stock options held by any holder of Class A Common Stock and any employee of the Company identified on Schedule 2.7(a) (each an “Option”), whether or not vested or exercisable, shall be cancelled and each holder of any such Option (“Optionholder”) shall be entitled to receive in exchange therefor cash in an amount equal to the product of (x) the number of shares of Common Stock subject to the Option and (y) the amount by which the Option/Warrant Per Share Consideration exceeds the exercise price per share of such Option, less any applicable Withholdings. Such cash payment shall be made at the same time as Stockholders receive the Closing Payment. The Company shall take such actions as are necessary and appropriate to cancel each Option each effective immediately prior to the Effective Time. The Company shall use its reasonable efforts to obtain from each Optionholder such documents as the Company and Safeguard determine are reasonably appropriate to evidence the surrender of such Options. Any Optionholder who does not provide sufficient evidence to the Company of the surrender of his or her Option shall have such Option terminated effective as of the Effective Time in accordance with Section 11(c)(ii) of the Company 1998 Stock Option Plan and shall not be eligible to receive the cash payment described in the first sentence of this Section 2.7(a). All options held by holders of Class A Common Stock and any employee of the Company identified on Schedule 2.7(a) shall remain outstanding according to their terms on and after the Effective Time.
          (b) Prior to the Effective Time, each holder of a Warrant (“Warrantholder”) who holds an outstanding unexercised warrant to purchase shares of Common Stock (each a “Warrant”), whether or not vested or exercisable, will be provided the opportunity to have his, her or its Warrant cancelled immediately prior to the Effective Time, and, if such Warrantholder provides written consent to the cancellation of his, her or its Warrant, the Warrantholder will be entitled to receive in exchange therefor cash in an amount equal to the product of (x) the number of shares of Common Stock subject to the Warrant and (y) the amount by which the Option/Warrant Per Share Consideration exceeds the exercise price per share of such Warrant, less any applicable Withholdings. Such cash payment shall be made at the same time as Stockholders receive the Closing Payment. The Company shall take such actions as are necessary and appropriate to ask each Warrantholder if the Warrantholder is willing to cancel his, her or its Warrant, effective immediately prior to the Effective Time. The Company shall use its reasonable efforts to obtain from each Warrantholder such documents as the Company determines appropriate to evidence the surrender of such Warrants. Any Warrantholder who does not consent to the cancellation of his, her or its Warrant or does not provide sufficient evidence to the Company of the surrender of his, her or its Warrant shall have such Warrant continue in accordance with its terms after the Effective Time with respect to the common stock of Surviving Corporation without any further action by such Warrantholder, the Company or the Surviving Corporation and such Warrantholder shall not be eligible to receive the cash payment described in the first sentence of this Section 2.7(b). Each Principal Stockholder who holds any Warrants hereby agrees to the cancellation of his, her or its Warrants.
     2.8 Working Capital Merger Consideration Adjustment.
          (a) Attached as Schedule 2.8(a) hereto is the statement of the Company’s Preliminary Working Capital as of September 30, 2005. Within forty-five (45) days following the Closing Date, Safeguard (in coordination with Steven Selfridge at the Company) shall prepare and deliver to the Stockholder Representative a balance sheet of the Company as of the Closing Date and immediately prior to the Effective Time (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with GAAP, and on a basis consistent with the basis upon which the Company’s financial statements have historically been prepared.

All expenses incurred in connection with the preparation of the Closing Balance Sheet shall be the responsibility of the Company.
          (b) The Closing Balance Sheet shall become final and binding upon the parties unless, within forty (45) days following its submittal to the Stockholder Representative, the Stockholder Representative notifies Safeguard of its objection thereto in writing, which objection may only be that the Closing Balance Sheet was not properly prepared under this Section 2.8. If the Stockholder Representative so notifies Safeguard of its objection to the Closing Balance Sheet, the Stockholder Representative and Safeguard shall negotiate in good faith to resolve any differences. If, within thirty (30) days following the receipt of such notice by Safeguard, any of such differences have not been resolved, the parties shall submit the dispute to the Merger Consideration Auditor for resolution. The Merger Consideration Auditor shall base its determination solely on written submissions by Safeguard and the Stockholder Representative and not an independent review. Safeguard and the Stockholder Representative shall make available to the Merger Consideration Auditor all relevant books and records and other items reasonably requested by the Merger Consideration Auditor. As promptly as practicable, but in no event later than thirty (30) days after its retention, the Merger Consideration Auditor shall deliver to Safeguard and the Stockholder Representative a report which sets forth its resolution of the disputed items and amounts and its calculation of the Closing Balance Sheet and the Actual Working Capital. The Merger Consideration Auditor’s opinion thereon and the resulting Closing Balance Sheet shall be final, binding and not subject to any appeal. The fees and expenses of the Merger Consideration Auditor in connection with any such resolution shall be paid one-half by the Stockholder Representative from the Stockholder Representative Fund and one-half by Safeguard.
          (c) Within ten (10) days following the final determination of the Closing Balance Sheet,
               (i) if the Actual Working Capital is less than the Working Capital Target, then the amount of such deficiency shall be paid to Safeguard in cash from the General Indemnification Escrow Fund, and the Stockholder Representative shall deliver the notice of Price Adjustment Claim (as such item is defined in the General Indemnification Escrow Agreement) to the Escrow Agent, or
               (ii) if the Actual Working Capital is greater than the Working Capital Target, then Safeguard shall pay to the Stockholder Representative on behalf of the Stockholders (to be distributed on a proportionate basis based on the Stockholders’ ownership of the Company on the Closing Date) in cash the amount of such excess.
          (d) Any amount payable to Safeguard pursuant to Section 2.8(c)(i) shall be paid from the General Indemnification Escrow Fund in accordance with the General Indemnification Escrow Agreement within ten (10) days following the final determination of the Closing Balance Sheet; provided, however, if such amount exceeds the amount of the General Indemnification Escrow Fund, plus interest accrued thereon, the amount of such excess shall be paid to Safeguard by the Principal Stockholders in the same proportions as the Closing Payment was made to them. Any amount payable to the Stockholders pursuant to Section 2.8(c)(ii) shall be paid by Safeguard by wire transfer of immediately available funds to the account designated by the Stockholder Representative for the benefit of the Stockholders within five (5) days following the final determination of the Closing Balance Sheet.
     “Actual Working Capital” means all current assets (including the current portion of deferred Taxes in an amount not to exceed $110,000) less all liabilities (excluding deferred Tax Liabilities) of the Company, each as reflected on the Closing Balance Sheet. Each of the Preliminary Working Capital and the Actual Working Capital shall be calculated in accordance with the principles set forth on Schedule 2.8(d).
          (e) Except as otherwise set forth in this Agreement, nothing in this Section 2.8 shall preclude any party from exercising, or shall adversely affect or otherwise limit in any respect the exercise of, any right or remedy available to it hereunder or otherwise for any misrepresentation or breach of warranty under Sections 4 or 5 of this Agreement, but none of Safeguard, the Company, or any Principal Stockholder shall have any right to dispute the Closing Balance Sheet or any portion thereof (except for clear error or mistake, or willful misrepresentation) once it has been finally determined in accordance with this Section 2.8.
     2.9 Escrow Fund Merger Consideration Adjustment.
          (a) At and upon the Effective Time, Safeguard shall deposit with the Escrow Agent an amount equal to Four Million Seventy-Four Thousand Five Hundred Twenty-Four Dollars ($4,074,524) (such cash plus any investment proceeds thereon, the “General Indemnification Escrow Fund”) plus the amount, if any, equal to the Dissenters Indemnification Escrow Fund to be held pursuant to the terms of the General Indemnification Escrow Agreement and the Dissenters Indemnification Escrow Agreement, as applicable.
          (b) If, at the Effective Time, there is any holder of Dissenting Shares who has not failed to perfect, or effectively withdrawn or lost, such holder’s right to dissent from the Merger under the DGCL (“Dissenting Stockholder”), at and upon the Effective Time, Safeguard shall deposit with the Escrow Agent the following amount, which amount shall be held pursuant to the terms of the Dissenters Indemnification Escrow Agreement: (i) $100,000 plus (ii) $.50 multiplied by the number of Dissenting Shares (such cash plus any investment proceeds thereon, the “Dissenters Indemnification Escrow Fund”).
          (c) Safeguard shall remit the Escrow Fund to the Escrow Agent by wire transfer of immediately available funds, to accounts designated by the Escrow Agent in a written notice to Safeguard at least three (3) days prior to the Closing Date. Any amount of the Escrow Fund which is distributed to the Stockholder Representative shall be additional Merger Consideration which shall be distributed to the Stockholders by the Stockholder Representative in the same proportions as the Closing Payment was made to them.
3. Closing.
     3.1 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the terms hereof, the closing of the Merger (the “Closing”) will take place no later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, at the offices of Ballard Spahr Andrews & Ingersoll, LLP, in Philadelphia, Pennsylvania, at 10:00 a.m. (eastern time), provided that such place, date and time may be changed to another place, date and/or time as agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the Company shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of acceptance by the Secretary of State of Delaware of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).
     3.2 Deliveries. At the Closing and as a condition to the Closing:
          (a) The Company or the Stockholder Representative, as the case may be, shall deliver to Safeguard:
               (i) The Closing Consents;
               (ii) The written resignations effective as of the Effective Time of each director and officer of the Company as Safeguard shall direct in writing to the Company at least five (5) Business Days prior to the Closing (the “Written Resignations”);
               (iii) The President’s Certificate;
               (iv) The MLB Legal Opinion;
               (v) The Principal Stockholders’ General Releases;
               (vi) A certification (in form and substance reasonably satisfactory to Safeguard) that the Company is not a U.S. real property holding corporation that satisfies the requirements of Treasury Regulation sections 1.1445-2(c) and 1.897-2(h);
               (vii) The General Indemnification Escrow Agreement executed by the Stockholder Representative and the Escrow Agent;
               (viii) If there is any Dissenting Stockholder, the Dissenters Indemnification Escrow Agreement executed by the Stockholder Representative and the Escrow Agent; and
               (ix) Such other documents, certificates and agreements as may be reasonably required by Safeguard to consummate and give effect to the transactions contemplated by this Agreement.
          (b) Safeguard shall deliver to the Stockholder Representative or, where indicated below, to the Escrow Agent:
               (i) The cash comprising the Closing Payment;
               (ii) The Safeguard Officer’s Certificate;

               (iii) The General Indemnification Escrow Agreement executed by Safeguard and the Escrow Agent, together with delivery of the General Indemnification Escrow Fund, to the Escrow Agent by wire transfer to the account specified by the Escrow Agent in the General Indemnification Escrow Agreement;
               (iv) If there is any Dissenting Stockholder, the Dissenters Indemnification Escrow Agreement executed by the Stockholder Representative and the Escrow Agent, together with delivery of the Dissenters Indemnification Escrow Fund to the Escrow Agent by wire transfer to an account specified by the Escrow Agent; and
               (v) Such other documents, certificates and agreements as may be reasonably required by the Company or the Stockholders to consummate and give effect to the transactions contemplated by this Agreement.
     3.3 Termination. In the event that the Closing shall not have taken place on or before December 15, 2005 or such later date as shall be mutually agreed to in writing by Safeguard and the Stockholder Representative, all of the rights and obligations of the parties under this Agreement shall terminate without Liability, unless the Closing does not occur and this Agreement terminates by reason of a default or breach by any party hereto. Safeguard may terminate this Agreement by written notice to the Company if the Company Stockholder Approval and the approval of the Amendment by a majority in voting power of the issued and outstanding capital stock of the Company are not obtained within one (1) Business Day after the date of this Agreement.
4. Representations and Warranties of the Company. The Company represents and warrants to Safeguard as follows:
     4.1 Organization and Standing.
          (a) The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware having full power and authority to carry on the Business as it has been and is now being conducted and to own, lease and operate the Assets. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the Business or the character of the Assets requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, all of which jurisdictions are disclosed in Schedule 4.1. Other than the Subsidiary, the Company has no subsidiaries and has no stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture, trust or other legal entity.
     4.2 Capitalization and Ownership.
          (a) The Company’s authorized capital stock consists of (i) 25,000,000 shares of common stock, par value $.001 per share (the “Common Stock”); (ii) 3,000 shares of Series A redeemable convertible preferred stock, par value $.01 per share (“Series A Preferred Stock”); (iii) 2,100 shares of Series B redeemable convertible preferred stock, par value $.01 per share (“Series B Preferred Stock”); and (iv) 520 shares of junior preferred stock, par value $.01 per share (“Junior Preferred Stock”). As of the date of this Agreement, there are 9,567,355 shares of the Company’s Common Stock issued and outstanding. On the Closing Date immediately prior to the Effective Time, there will be 8,745,958 shares of the Company’s Common Stock issued and outstanding and 821,397 shares of the Class A Common Stock issued and outstanding. There are 3,000 shares of the Series A Preferred Stock presently issued and outstanding, 2,000 shares of the Series B Preferred Stock presently issued and outstanding and no shares of the Junior Preferred Stock presently issued and outstanding. The Shares are, and the Class A Common Stock will be upon issuance and on the Closing Date, owned by the Stockholders in the respective amounts and type set forth opposite their names in Exhibit A-1 and Exhibit A-2, free and clear of any Liens. The Shares have been, and the Class A Common Stock shall have been on the date of issuance and on the Closing Date, duly authorized and validly issued. The Shares are, and the Class A Common Stock shall be on the date of issuance and on the Closing Date, fully paid and nonassessable. The Shares were not, and the Class A Common Stock will not be issued in violation of the terms of any Contract binding upon the Company. The Shares were, and the Class A Common Stock will be issued in compliance with all applicable Charter Documents of the Company and all applicable federal and state securities or “blue sky” laws and regulations. No equity securities of the Company, other than those indicated on Exhibit A-1 and Exhibit A-2, are issued or outstanding. There are, and have been, no preemptive rights with respect to the issuance of the issued and outstanding shares of the Company’s capital stock. Except as set forth in Schedule 4.2, there are: (a) no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from any Stockholder or the Company at any time, or upon the happening of any stated event, any capital stock or other securities of the Company, whether or not presently issued or outstanding; (b) no outstanding securities of the Company that are convertible into or exchangeable for capital stock or other securities of the Company and (c) no Contracts, subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from the Company any such convertible or exchangeable securities. Other than options held by any holder of Class A Common Stock, Schedule 4.2 sets forth, with respect to each outstanding Company Option and Warrant to acquire shares of Common Stock, (i) the identity of the Optionholder or Warrantholder, (ii) the per share exercise price of such Option or Warrant, (iii) the number of shares issuable upon exercise of such Option or Warrant, and (iv) the vesting schedule of such Option or Warrant.
          (b) The statutory capital of the Subsidiary is DM 50,000 in form of one participation by the Company (the “Subsidiary Shares”). The Company owns 100% of the Subsidiary Shares presently outstanding, free and clear of any Liens. All of the Subsidiary Shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon the Subsidiary, and were issued in compliance with all applicable Charter Documents of the Subsidiary and all applicable foreign securities laws and regulations. No equity securities of the Subsidiary, other than the Subsidiary Shares, are issued or outstanding. There are, and have been, no preemptive rights with respect to the issuance of the Subsidiary Shares. There are: (a) no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from the Subsidiary at any time, or upon the happening of any stated event, any capital stock or other securities of the Subsidiary, whether or not presently issued or outstanding; (b) no outstanding securities of the Subsidiary that are convertible into or exchangeable for capital stock or other securities of the Subsidiary and (c) no Contracts, subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from the Subsidiary any such convertible or exchangeable securities.
     4.3 Authority and Binding Effect. Each of the Company and each of the Principal Stockholders has the full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and, except as set forth in Schedule 4.3, has taken all actions necessary to secure all approvals required in connection therewith. The execution and delivery of the Agreement and the consummation of the Transactions have been duly and validly authorized by the Board of Directors of the Company and, except for the adoption of this Agreement by (i) a majority in voting power of the outstanding voting stock of the Company and by (ii) at least sixty-seven percent (67%) in voting power of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a class, and the approval by the holders of at least two-thirds in voting power of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock of Sections 2.4(a)(i) and 2.4(a)(ii) of this Agreement as constituting “lawful and adequate provisions” within the meaning of Article 4G of the Certificate of Incorporation for the payment of consideration to such holders in the Merger (together, the “Company Stockholder Approval”), no other corporate proceedings on part of the Company are necessary to authorize the execution and delivery of this Agreement, or the consummation of the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions will not contravene or violate the Charter Documents of the Company or the Subsidiary. This Agreement constitutes, and the other Transaction Documents will constitute, the legal, valid and binding obligation of each of the Company and the Principal Stockholders, as the case may be, enforceable against each of them in accordance with their respective terms.
     4.4 Validity of the Transactions. Except for any consents specified in Schedule 4.4 (the “Required Consents”), neither the execution and delivery of this Agreement by the Company or any Principal Stockholder nor the consummation of the Transactions (i) will contravene or violate any Law or Court Order which is applicable to the Company, the Subsidiary or any Principal Stockholder, (ii) will result in a Default under, or require the consent or approval of, or give rise to any right of termination to, any party to any material Contract (including any material Customer Contract) relating to the Business or the Assets or to or by which the Company, the Subsidiary or any Principal Stockholder is a party or otherwise bound or affected, or (iii) require the Company, the Subsidiary or any Principal Stockholder to notify or obtain any License from any foreign, federal, state, local or other court or governmental agency or body or from any other regulatory authority.
     4.5 Third-Party Options. Other than the Options, the Warrants and options held by holders of Class A Common Stock, and except as set forth on Schedule 4.5, there are no existing Contracts, options, commitments or rights with, to or in any third party to acquire shares of the capital stock of the Company, any of the Assets or any interest therein or in the Business.
     4.6 Financial Statements; Books of Account.
          (a) The Company has delivered to Safeguard prior to the date hereof:

               (i) the audited balance sheets of the Company as of December 31, 2003 and 2004 and the related statements of income for the 12-month periods then ended (the “Year-End Financials”), and
               (ii) the unaudited balance sheet of the Company (the “Current Balance Sheet”) as of September 30, 2005 (the “Balance Sheet Date”) and the related statement of income for the 8-month period then-ended (the “Interim Financial Statements”; and together with the Year-End Financials, the “Company Financial Statements”). Except as described in Schedule 4.6, the Company Financial Statements were prepared in accordance with GAAP (except, in the case of the Interim Financial Statements, for normal year-end adjustments and the absence of footnotes) and, subject to any qualifications set forth in the applicable notes and schedules, fairly present in all material respects the financial position and results of operations of the Company at the dates and for the periods covered.
          (b) There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls relating to the Business which could reasonably be expected to materially adversely affect the Company’s ability to record, process, summarize and report financial data.
     4.7 Taxes.
          (a) The Company and the Subsidiary have timely filed (taking into account periods of extension) all Tax Returns due on or before the Closing Date and all such Tax Returns are true, correct and complete in all material respects.
          (b) The Company and the Subsidiary have paid in full all Taxes due and payable by either entity, whether or not shown on any Tax Return.
          (c) The amount of the Company’s liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Current Balance Sheet, and the amount of the Company’s liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Company on the Closing Date.
          (d) There are no current examinations or claims against the Company or the Subsidiary for Taxes, and no written notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received.
          (e) Each of the Company’s taxable years has ended on December 31 since its inception on March 14, 1996 (the “Inception Date”).
          (f) The Company and the Subsidiary currently utilize the cash method of accounting for income Tax purposes and such method of accounting has not changed since the Inception Date.

          (g) The Company and the Subsidiary have withheld and paid over to the proper taxing authorities all Taxes required to have been withheld and paid over, and have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.
          (h) Copies of (i) any Tax examination or audit report of the Company or the Subsidiary that have been issued by any taxing authority on or after January 1, 2000, (ii) extensions of statutory limitations for the collection or assessment of Taxes of the Company and the Subsidiary that are currently in effect, and (iii) the Tax Returns of the Company and the Subsidiary for the last three fiscal years have been delivered to Safeguard.
          (i) There are no Liens (except for Permitted Liens) on the Assets of the Company or the Subsidiary relating to or attributable to Taxes.
          (j) To the Knowledge of the Company, there is no reasonable basis for the assertion of any claim for Taxes which, if adversely determined, would result in any Lien (except for a Permitted Lien) on the Assets of the Company or the Subsidiary.
          (k) Neither the Company nor the Subsidiary has been at any time a party to a Tax sharing, Tax indemnity or Tax allocation agreement; and neither the Company nor the Subsidiary has assumed the Tax liability of any other person under any Contract. Neither the Company nor the Subsidiary (A) has been a member of an affiliated group of corporations filing a consolidated federal income tax return, (B) owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity (other than the ownership interest of the Company in the Subsidiary), or (C) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.
          (l) The Subsidiary has not made an election under Treasury Regulation Section 301.7701-3 to be treated as an entity disregarded as separate from the Company for federal income tax purposes.
          (m) The Company is not, and has not been at any time in the five (5) year period ending on the Closing Date, a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code).
     4.8 Undisclosed Liabilities. To the Knowledge of the Company, except as set forth on Schedule 4.8, the Company and the Subsidiary do not have any Liabilities except for:
          (a) those Liabilities set forth or reserved for on the Current Balance Sheet and not heretofore paid or discharged;
          (b) those Liabilities which would not be required to be reflected on a balance sheet prepared in accordance with GAAP; and
          (c) those Liabilities incurred in the ordinary course of business since the Balance Sheet Date.

     4.9 No Manufacturing. The Company does not manufacture and has not manufactured any tangible product for sale.
     4.10 Accounts Receivable.
          (a) All Accounts Receivable as set forth on the Current Balance Sheet or arising since the Balance Sheet Date have arisen only in the ordinary course of business for goods sold and delivered or services performed.
          (b) All Accounts Receivable as set forth on the Closing Balance Sheet (other than Accounts Receivable (i) arising out of software licenses with terms permitting payment by the licensee later than 180 days after the date of the license, (ii) relating to customers which are unable to pay such Accounts Receivable after the Closing because of credit or insolvency issues or (iii) which are not collectible as a result of any conduct of the Company, Safeguard or any of its Affiliates after the Closing) are collectible in full at the recorded amounts thereof, net of the allowance for doubtful accounts reflected in the Closing Balance Sheet (free of any, and subject to no, defenses, setoffs or counterclaims), within the later of (i) 180 days following the Closing Date or (ii) 180 days following the date such Accounts Receivable is billed.
     4.11 Inventory. Schedule 4.11 includes a list of all inventory of the Company as of August 31, 2005 and, at the Closing will include a list of all inventory of the Company as of the most recent month end that is prior to the Closing Date, provided such list will be as of the second most recent month end if the Closing Date is before the fourteenth (14th) day of the month. All inventory of the Company and the Subsidiary, whether or not reflected in the Current Balance Sheet, consists of, in all material respects, a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value in the Current Balance Sheet. All inventories not written off have been priced at the lower of cost or market.
     4.12 Title to Assets; All Tangible Assets. Except as set forth on Schedule 4.12, the Company and the Subsidiary own outright all of the Assets, including the assets and properties set forth on the Current Balance Sheet (except for such as may have been disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Liens, except Permitted Liens and for property leased pursuant to leases disclosed on any Schedule hereto. Schedule 4.12 sets forth an accurate list of all material tangible Assets owned by the Company and, at the Closing, of the Subsidiary.
     4.13 Condition of Assets. The equipment and all other tangible assets and properties which are part of the Assets are, in all material respects, in good operating condition and repair and are usable in the ordinary course of the Business and conform in all material respects to all applicable Laws relating to their use and operation as such Assets are currently used in the conduct of the Business and constitute all of the assets which are necessary to be used by the Company in the operation of the Business. Except pursuant to leases described on any Schedule hereto, no person other than the Company or the Subsidiary owns or uses any vehicles, equipment or other tangible Assets situated on the facilities used by the Company or the Subsidiary in the Business (other than immaterial items of personal property owned by the

Company’s and the Subsidiary’s employees) which are necessary to the operation of the Business.
     4.14 Real Property. All real property (including, all interests in and rights to real property) and improvements located thereon which are leased by the Company or the Subsidiary are listed on Schedule 4.14 (individually, a “Lease” and collectively, the “Leases”). The Company and the Subsidiary have no ownership interest of any kind in, or rights to, any real property or improvements, except solely for leasehold interests in the real property and improvements listed on Schedule 4.14 pursuant to the leases described on Schedule 4.14. Each of the Leases is in full force and effect in accordance with its respective terms and the Company or the Subsidiary is the holder of the lessee’s or tenant’s interest (as applicable) thereunder. There exists no material default under any Lease and, to the Knowledge of the Company, no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a material default. The Company and the Subsidiary have complied with and timely performed all material conditions, covenants, undertakings and obligations on their part to be complied with or performed under each of the Leases. To the Knowledge of the Company, there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person or entity other than the Company or the Subsidiary any right to the possession, use, occupancy or enjoyment of the portion of the property leased by the Company or the Subsidiary.
     4.15 Intellectual Property; Computer Hardware and Software; Embedded Controls.
          4.15.1 Intellectual Property.
          (a) The Intellectual Property, Technical Information and Computer Software comprise all of the intellectual property and proprietary rights necessary to carry on the Business as currently conducted by the Company.
          (b) Except as set forth on Schedule 4.15.1(b), and except for the Third-Party Technology (i) the Company has, and shall have on the Closing Date, good and marketable title to all of the Intellectual Property, Technical Information and Computer Software, free and clear of all Liens other than Permitted Liens, and (ii) the Company is not a party to any license agreement or other permission with respect to the Intellectual Property, Technical Information or Computer Software, nor is the Company required to pay any license fee, royalty or other continuing fee with respect to the Intellectual Property, Technical Information or Computer Software.
          (c) Except as set forth on Schedule 4.15.1(c), to the Knowledge of the Company, (i) the Company has not infringed and is not infringing, nor has the Company contributed to the infringement of, any Intellectual Property rights of any third party, or (ii) the continued operation of the Business as presently conducted does not infringe upon, or contribute to the infringement of, the Intellectual Property rights of any third party.
          (d) There are no pending or, to the Knowledge of the Company, threatened actions against the Company for infringement of any such third party’s Intellectual Property rights, and to the Knowledge of the Company, there exists no basis for any such claim. To the

Knowledge of the Company, the Company is not using, without written authorization, any trade or other business secret, know-how or Technical Information of any other Person in the conduct of the Business.
          (e) To the Knowledge of the Company, no third party has in the past or is currently infringing upon the Intellectual Property rights of the Company.
          (f) Schedule 4.15.1(f) identifies each Patent, Copyright, Trademark or other registration that has been issued to the Company with respect to the Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of the Intellectual Property, and identifies each license, agreement, or other permission (oral, written or arising through course of dealing) which the Company has granted to any third party with respect to any of the Intellectual Property (together with any exceptions), excluding any Customer Contracts entered into by the Company in the ordinary course of business and set forth on Schedule 4.15(a). Schedule 4.15.1(f) also identifies each trade name or unregistered trademark or service mark used by the Company in connection with the Business.
          (g) The Company has no Patents.
          (h) The Company has taken reasonable security measures to protect, in all material respects, the secrecy and confidentiality of all of its Trade Secrets and Confidential Information. The Company has entered into intellectual property assignment agreements (an “Intellectual Property Assignment Agreement”) with each employee, leased employee, consultant, independent contractor or other Person who has performed work for the Company that involves the creation or development of Intellectual Property for the Company prior to the Closing Date. The Intellectual Property Assignment Agreements provide for the non-disclosure of Trade Secrets and confidential information and the transfer to the Company, of all rights in and to any such development, discovery or invention created during the course of such parties’ work for the Company and the transfer to the Company, of all rights in and to any development, discovery or invention created during the course of such parties’ work for the Company between the starting date thereof and the Closing Date. The Company has not disclosed its Trade Secrets or other confidential information to any other party, except pursuant to a duly executed non-disclosure agreement or with respect to off-the-shelf software.
          (i) The Company has a legal, valid, binding and enforceable license, sublicense, agreement or permission covering each item of Third-Party Technology used by the Company, except where the failure to have such, individually or in the aggregate, would not have a Material Adverse Effect. Schedule 4.15.1(i) identifies each item of Third-Party Technology used by the Company which is material to the Business. The Company has made available to Safeguard copies of all licenses, sublicenses, agreements and permissions (as amended to date) necessary for the use of such Third-Party Technology in the Business as currently conducted. With respect to each item of Third-Party Technology required to be identified in Schedule 4.15.1(i):
               (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect as to the Company;

               (ii) to the Knowledge of the Company, assuming the receipt of any required consents, the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;
               (iii) to the Knowledge of the Company, no party to the license, sublicense, agreement, or permission is in Default;
               (iv) to the Knowledge of the Company, the underlying item of the Third Party Technology is not subject to any outstanding injunction, judgment, order, decree or, ruling; and
               (v) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand about which the Company has received notice is pending, or to the Knowledge of the Company, threatened which challenges the legality, validity, or enforceability of the underlying item of Third-Party Technology.
               (vi) The Company has not settled or waived in writing its rights with respect to any action against a third party for infringement, misappropriation or other violation of the Company’s Intellectual Property, Technical Information or Computer Software, nor, to the Knowledge of Company, has the Company permitted any applicable statute of limitations to lapse with respect to any such claim of infringement, misappropriation or other such violation.
          4.15.2 Computer Hardware and Software; Embedded Controls.
          (a) Schedule 4.15.2(a) sets forth a list of all material (i) Hardware, (ii) Software; (iii) Databases, and (iv) Embedded Controls used by the Company in its products or in the Business. All material Hardware, Software, Databases and Embedded Controls perform in reasonable accordance with applicable specifications therefore, subject to customary and usual maintenance and helpdesk issues.
          (b) To the Knowledge of the Company, the Company has not introduced into any Software, Database, Technical Information in electronic form or Embedded Control used in the Business, any “backdoor” or concealed access to the work product derived therefrom or other software or any “software locks” or any similar devices which, upon the occurrence of a certain event, the passage of a certain amount of time, or the taking of any action (or the failure to take action) by or on behalf of any third party, will cause any software or any database to be destroyed, erased, damaged or otherwise made inoperable and do not contain any “computer virus,” which is any program, routine, subroutine or data incorporated into any software with malicious or mischievous intent that may disrupt the proper operation of the Company’s computers or any software used with such computers, and to the Knowledge of the Company none of such exist. Each item of Software, Database, and Technical Information in electronic form and Embedded Control has been scanned for and cleaned for all computer viruses in accordance with the Company’s policies and procedures which are summarized on Schedule 4.15.2(b).

     4.16 Contracts.
          (a) Schedule 4.16(a) sets forth complete and accurate lists or descriptions of all Customer Contracts (such list not to include purchase orders or requests for certain services pursuant to an existing Customer Contract between the Company and any such customer).
          (b) Schedule 4.16(b) sets forth complete and accurate lists or descriptions of all vendor and licensor Contracts.
          (c) Except as listed in Schedule 4.16(c), neither the Company nor the Subsidiary is a party to any:
               (i) Contract with any present or former employee or consultant;
               (ii) Lease (other than those set forth on Schedule 4.14);
               (iii) Contract involving an amount in excess of $15,000 for the future purchase of, or payment for, supplies, products, Intellectual Property or services or the use thereof;
               (iv) Representative or sales agency Contract;
               (v) Contract limiting or restraining it from engaging or competing in any lines or business with any Person; or
               (vi) License, franchise, reseller, distributorship or other similar agreement involving an amount in excess of $15,000.
          (d) Except as set forth on Schedule 4.16(d) All of the Contracts (including all Customer Contracts) of the Company and the Subsidiary are valid, binding and enforceable in accordance with their terms, except where such failure to be valid, binding or enforceable would not reasonably be expected to have a Material Adverse Effect. The Company and the Subsidiary have fulfilled, in all material respects, and have taken all actions commercially reasonable to enable them to fulfill when due, all of their obligations under each of such Contracts. With respect to any of such Contracts that are leases, neither the Company nor the Subsidiary have received any written notice of, nor is the Company aware of, cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder.
     4.17 Employees/Independent Contractors.
          (a) On the date of this Agreement, the Company delivered to Safeguard a list of (i) the names of all present employees of the Company and the Subsidiary, together with the average number of hours worked per week, the date of the last salary increase, the date of commencement of employment of each employee with the Company, the Subsidiary or any predecessor, and a summary of salary, bonuses and other compensation, if any, paid or payable to each of such persons for or in respect of the calendar year ending on December 31, 2004 and 2005, and (ii) a list of any person currently receiving or entitled to receive severance or similar payments and the details thereof.

          (b) On the date of this Agreement, the Company delivered to Safeguard a list of the names of each current independent contractor retained by the Company or the Subsidiary and the current rate of compensation paid to each such independent contractor. To the Knowledge of the Company, all such independent contractors (and all other independent contractors who have previously rendered services to the Company and the Subsidiary) have in the past and continue to be legally, properly and appropriately treated as non-employees for all federal, state, local and foreign tax purposes, as well as all ERISA and other employee benefit purposes. There has been no claim, challenge or determination made by any governmental authority, or by any tribunal or commission, that any such independent contractor (or any other independent contractor who has previously rendered services to the Company or the Subsidiary) constitutes an employee of the Company or the Subsidiary.
     4.18 Licenses. Schedule 4.18 sets forth a complete list of all material Licenses used in the operation of the Business or otherwise held by the Company or the Subsidiary. The Company and the Subsidiary own, possess and lawfully use in the operation of the Business all material Licenses which are necessary to conduct the Business as currently conducted or for the ownership of the Assets, free and clear of all Liens except Permitted Liens. Neither the Company nor the Subsidiary is in Default, except where such Default would not reasonably be expected to have a Material Adverse Effect, nor have they received any written notice of, nor to the Knowledge of the Company is there, any basis for a claim of Default, with respect to any such License. No present or former stockholder, director, officer or employee of the Company, the Subsidiary, any Affiliates of any of them, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any License which the Company or the Subsidiary owns, possesses or uses.
     4.19 Compliance with Law and Court Orders. Neither the Company nor the Subsidiary is in violation of any Law or Court Order, and the Assets have not been used or operated by the Company or the Subsidiary in violation of any Law or Court Order. All Court Orders to which the Company or the Subsidiary is a party or subject are listed in Schedule 4.19. The Company and the Subsidiary have made all filings or notifications required to be made by them under any Laws applicable to the Company, the Subsidiary, the Business or the Assets, except where failure to make such filings would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, neither the Company nor the Subsidiary, and none of their respective officers or employees has used any corporate funds of the Company or the Subsidiary to make any payment to any officer of any government, or to any political party or official thereof, where such payment was, at the time, unlawful under Laws applicable thereto. The Share Exchange and the Merger, if consummated, shall comply with all applicable Laws, including Section 262 of the DGCL (Appraisal Rights).
     4.20 Claims. Except as disclosed in Schedule 4.20: (a) there has been no Litigation since January 1, 2004 and here is no Litigation pending or, to the Knowledge of the Company, threatened against the Company or the Subsidiary; (b) there is no dispute or disagreement pending or, to the Knowledge of the Company, threatened in writing between the Company or the Subsidiary and any of its employees, customers or suppliers; or (c) to the Knowledge of the Company, no event has occurred or claim has been asserted which reasonably might result in Litigation against the Company or the Subsidiary.

     4.21 Insurance. Schedule 4.21 hereto lists all policies of fire, liability, workmen’s compensation, life, property and casualty and other insurance owned or held by the Company and the Subsidiary, copies of which have been made available to Safeguard and a list of all insurance claims made by the Company in the last three (3) years. All such policies are in full force and effect and neither the Company nor the Subsidiary have committed any material Default thereunder. No written notice of cancellation or non-renewal has been received by the Company or the Subsidiary with respect to such policies.
     4.22 Labor Matters. The Company and the Subsidiary have not been and are not a party to any collective bargaining agreements with any labor union or other representative of employees. No strike, slowdown, picketing or work stoppage by any union or other group of employees against the Company or the Subsidiary, and, to the Knowledge of the Company, no secondary boycott with respect to the Company’s or the Subsidiary’s products, or lockout by the Company or the Subsidiary of any of its employees has occurred or, to the Knowledge of the Company, been threatened.
     4.23 Employee Benefit Plans.
          (a) Attached hereto as Schedule 4.23 is a list of (i) all pension plans, 401(k) plans, profit-sharing plans, health or welfare plans, and all other employee benefit plans (within the meaning of Section 3(3) of ERISA) that are maintained or sponsored by the Company or the Subsidiary or to which the Company or the Subsidiary contributes or for which the Company or the Subsidiary otherwise has or may have any liability, contingent or otherwise, either directly or as a result of being an ERISA Affiliate, and (ii) all other material benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, that is maintained or sponsored by the Company or the Subsidiary or to which the Company or the Subsidiary contributes or for which the Company or the Subsidiary otherwise has or may have any liability, contingent or otherwise, either directly or as a result of being an ERISA Affiliate, including, without limitation, employment agreements, severance policies or agreements, executive compensation arrangements, incentive arrangements, and each other employee benefit plan, fund, program, agreement or arrangement (collectively, the “Plans”). Schedule 4.23 lists each plan or arrangement that would have been an employee pension or welfare benefit plan of the Company or the Subsidiary but for its termination within the past three years.
          (b) The Company and the Subsidiary have no liability with respect to any benefit plans or arrangements other than the Plans. All Plans are in material compliance with all applicable provisions of ERISA, the Code and the regulations issued thereunder, as well as with all other applicable Laws, and, except as set forth on Schedule 4.23, have been administered, operated and managed in accordance with their governing documents.
          (c) The Plans marked on Schedule 4.23 as “Qualified Plans” are the only Plans that are intended to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”). Each of the Qualified Plans have been determined by the Internal Revenue Service to be so qualified, and copies of the current plan determination letters, most recent actuarial valuation reports, if any, most recent Form 5500, or, as applicable, Form 5500-C/R filed with respect to each such Qualified Plan and most recent trustee or custodian report have been made available to Safeguard. To the Knowledge of the Company, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, if applicable, annual reports, summary annual reports, actuarial reports, audits or Tax Returns) have been timely filed or distributed.
          (d) To the Knowledge of the Company, neither the Company nor the Subsidiary has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA for which an exemption is not available.
          (e) Neither the Company nor the Subsidiary sponsor, maintain or contribute to, and have never sponsored, maintained or contributed to, or had any Liability with respect to, any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. None of the Plans is a multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor the Subsidiary contribute to, and have never contributed to or had any other Liability with respect to, a multiemployer plan.
          (f) Except as set forth on Schedule 4.23, the Company and the Subsidiary have made no plan or commitment, whether or not legally binding, to create any additional Plan or to modify or change any existing Plan, except as required to comply with applicable Law. No statement, either written or oral, has been made by the Company or the Subsidiary to any person with regard to any Plan that was not in accordance with the Plan and that could have an adverse economic consequence to the Company or the Subsidiary. Except as set forth on Schedule 4.23, all Plans may be amended or terminated without penalty by the Company or the Subsidiary at any time on or after the Closing.
          (g) The Company and the Subsidiary do not employ and have not employed any “leased employees” as defined in Section 414(n) of the Code.
          (h) Except as set forth on Schedule 4.23:
               (i) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without notice to and issuance of a favorable determination letter by the Internal Revenue Service;
               (ii) with respect to Plans which qualify as “group health plans” under Section 5000(b)(1) of the Code and Sections 607(1) and 733(a) of ERISA and related regulations, the Company and the Subsidiary have materially complied (and on the Closing Date will have complied) with all reporting, disclosure, notice, election, coverage and other benefit requirements imposed under Sections 4980B and 9801-9833 of the Code and ERISA and other applicable laws; the Company and the Subsidiary do not have any direct or indirect material liability and are not (and will not be) subject to any material loss, assessment, excise tax, penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the Company or the Subsidiary, at any time prior to the Closing Date, to comply with any such federal or state requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against the Company or the Subsidiary with respect to such group health plans; and no group health plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment, except (i) to the extent a former employee receives health or other benefits through the end of the month in which such employee retired or whose employment otherwise terminated and (ii) as required by Section 4980B of the Code;
               (iii) the Company and the Subsidiary have not incurred any material liability for excise, income or other tax or penalty with respect to any Plan and there is no pending or, to the Knowledge of the Company, threatened Litigation, investigation, or disputed claim, settlement or adjudication with respect to any Plan (other than routine claims for benefits) or with respect to any fiduciary, administrator, party in interest or sponsor thereof (in their capacities as such);
               (iv) each Plan under which the Company or the Subsidiary have exercised or will exercise discretion necessary or appropriate to effect the transactions contemplated by this Agreement validly provides the Company and the Subsidiary with the necessary discretion, and the Company and the Subsidiary have validly taken all such discretionary actions necessary under each Plan to allow for the completion of the transactions contemplated by this Agreement, or will validly take such action prior to the Closing;
               (v) no Plan contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting or acceleration of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement, and no payments or benefits under any Plan or other agreement of the Company or the Subsidiary will be considered “excess parachute payments” under Section 280G of the Code;
               (vi) the Company and the Subsidiary have paid all amounts that the Company or the Subsidiary are required to pay as contributions to the Plans as of the last day of the most recent fiscal year of each of the Plans and as required in accordance with GAAP, and the Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans as of the date thereof; and
               (vii) Neither the Company nor the Subsidiary has an obligation to gross-up any individual for excise taxes that would otherwise be due by such individual for the failure of a nonqualified deferred compensation arrangement to comply with the requirements of Section 409A of the Code.
     4.24 Transactions with Affiliates. Except as disclosed in Schedule 4.24, no Affiliate of the Company or any Stockholder has: (a) borrowed money or loaned money to the Company or the Subsidiary which remains outstanding; or (b) any material contractual arrangements with the Company or the Subsidiary.
     4.25 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 4.25, since the Balance Sheet Date, there has not been with respect to the Business, other than in the ordinary course of business:
          (a) any cancellation, termination, expiration or material breach of any material Customer Contract or any license of material Intellectual Property;

          (b) any increase in the compensation payable or to become payable to any director or employee;
          (c) any payment to any agent or employee not in material accordance with such agent’s or employee’s 2005 compensation levels;
          (d) any sale, assignment or transfer of material Assets, or any additions to or transactions involving any material Assets;
          (e) any waiver or release of any claim or right or cancellation of any debt held;
          (f) any distributions or payments to any Affiliate of the Company, except as set forth on Schedule 4.25;
          (g) any capital expenditure involving in any individual case more than $15,000;
          (h) any declaration or payment of any dividend or other distribution on its capital stock other than pursuant to the Company’s Charter Documents; or
          (i) any incurrence of any debts for money borrowed.
     4.26 Environmental Matters. Except for any matter that would not reasonably be expected to have a Material Adverse Effect (a) each of the Company and the Subsidiary is and, for the past five years, has been in compliance with all applicable Laws relating to protection of human health or the environment (“Environmental Laws”), (b) each of the Company and the Subsidiary possesses and is in compliance with all authorizations, licenses and permits required under any Environmental Law for the conduct of their respective operations, (c) there are no actions pending against the Company or the Subsidiary alleging a violation of any Environmental Law, and (d) to the Knowledge of the Company, there are and have been no environmental conditions arising from or attributable to actions occurring prior to Closing which would give rise to liability for either the Company or the Subsidiary under any Environmental Law or common law.
     4.27 Additional Information. Schedule 4.27 contains, to the extent not described in some other Schedule hereto, or in the case of subsections (a) and (b) hereof to the extent not made available, accurate lists and summary descriptions of the following
          (a) the names of all officers and directors of the Company and the Subsidiary, indicating position and tenure held by each;
          (b) the names and addresses of every bank and other financial institution in which the Company and the Subsidiary maintain an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto;

          (c) the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company and the Subsidiary (including Company or Company-secured credit cards);
          (d) the names of all Persons holding powers of attorney from the Company and the Subsidiary and a summary statement of the terms thereof; and
          (e) all names under which the Company and the Subsidiary have conducted any Business or which the Company or the Subsidiary have otherwise used since the Inception Date.
     4.28 Corporate Records. The minute book of the Company is current, in all material respects, and contains correct and complete copies, in all material respects, of all Charter Documents of the Company since the Inception Date, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its stockholders and board of directors and all committees thereof, and the records of the Company are, in all material respects, current, correct and complete and reflect the issuance of all of the Shares to the Stockholders.
     4.29 Broker’s or Finder’s Fee. Except for Jefferies Broadview, no agent, broker, person or firm acting on behalf of the Company or the Stockholders is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated herein.
     4.30 Customers. Each of the material Customer Contracts which have been terminated or cancelled during the past year are set forth and described on Schedule 4.30. Except as set forth on Schedule 4.30 no customer of the Company or the Subsidiary has terminated or has given written notice to the Company or the Subsidiary prior to the date hereof of an intention or plan to terminate any of the Customer Contracts. Except as set forth on Schedule 4.30, the Company has not received written notice of any complaint by any customer of the Company or the Subsidiary which is material, individually or in the aggregate.
     4.31 Statements and Other Documents Not Misleading. No representation or warranty by the Company contained in this Agreement contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make the statements therein contained, in light of the circumstances under which they are made, not misleading.
5. Representations and Warranties of Safeguard. Safeguard hereby represents and warrants to the Company as follows:
     5.1 Organization and Standing. Each of Safeguard, Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, having full power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
     5.2 Authority and Binding Effect. Each of Safeguard, Parent and Merger Sub has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and has taken all actions necessary to secure all approvals (including, if necessary, stockholder approval) required in connection therewith. The execution, delivery and performance of this Agreement and the consummation of the Transactions by each of Safeguard, Parent and Merger Sub has been duly authorized by all necessary corporation action. This Agreement constitutes the legal, valid and binding obligation of each of Safeguard, Parent and Merger Sub enforceable against it in accordance with its terms.
     5.3 Validity of Contemplated Transactions. Neither the execution or delivery of this Agreement by Safeguard, Parent or Merger Sub nor the consummation of the Transactions by any such party (i) will contravene or violate any Law or Court Order which is applicable to such party, (ii) will result in a Default under, or require the consent or approval of, or give rise to any right of termination to, any party to, any Contract to which Safeguard is a party or otherwise bound or affected, or (iii) require such party to notify or obtain any License from any foreign, federal, state, local or other court or governmental agency or body or from any other regulatory authority except where the failure of which would not reasonably be expected to have a Material Adverse Effect.
     5.4 Availability of Funds. Safeguard has cash available or has existing borrowing facilities which together are sufficient to enable it to consummate the Transactions.
     5.5 No Knowledge of Breach. As of the date of this Agreement, neither Safeguard, Parent nor Merger Sub knows of any breach of any representation or warranty by the Company hereunder.
     5.6 Statements and Other Documents Not Misleading. No representation or warranty by Safeguard, Parent or Merger Sub contained in this Agreement contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make the statements therein contained, in light of the circumstances under which they are made, not misleading.
     5.7 Broker’s or Finder’s Fee. Other than Fairmount Partners, no agent, broker, person or firm acting on behalf of Safeguard, Parent or Merger Sub is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated herein.
6. Pre-Closing Covenants.
     6.1 Access. From the date of this Agreement to the Closing Date, the Company shall give Safeguard and its counsel, accountants and other representatives access, upon reasonable notice during normal business hours to the premises of the Business, personnel, customers, vendors and other representatives of the Company and furnish to Safeguard and its representatives all such additional documents and information with respect to the Business as

Safeguard may from time to time reasonably request, provided that such access does not unreasonably disrupt the normal operations of the Business. No investigation by Safeguard or its representatives shall affect or limit the scope of the representations and warranties of the Company herein or limit the liability of the Seller Parties for any breach of such representations and warranties.
     6.2 No Solicitation, Etc. Prior to the Closing:
          (a) The Seller Parties shall not, directly or indirectly, make, solicit, initiate, consider or encourage submission of proposals or offers from any persons relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or any equity interest in, the Seller Parties or any other similar transaction or business combination. The Seller Parties shall cease immediately and cause to be terminated all contracts, negotiations and communications with third parties with respect to the foregoing, if any, existing on the date hereof and shall promptly notify Safeguard of each such termination. The Seller Parties shall use commercially reasonable efforts to cause their financial and other advisors and representatives to comply with each of the covenants contained in this Section 6.2; and
          (b) The Seller Parties shall not participate, directly or indirectly, in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist, any effort or attempt by any other person to do or seek any of the activities referred to in Section 6.2(a) hereof. Should the Seller Parties receive any proposal, inquiry or contact about the Transactions or any of the other activities referred to in Section 6.2(a) hereof, the Company shall by the close of the next Business Day give written notice thereof to Safeguard and also shall promptly provide Safeguard with such information regarding such proposal, inquiry or contact as Safeguard may reasonably request.
     6.3 Operation of the Business. Except as otherwise expressly permitted or required by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the effective time of the Closing, except upon the consent of Safeguard, the Company agrees that:
          (a) the Company will conduct the Business only in the ordinary course consistent with past practice;
          (b) the Company will not reduce the pricing on certain license agreements as set forth on Schedule 6.3(b);
          (c) the Company will use commercially reasonable efforts to (i) preserve intact the current business organization of the Company, (ii) keep available the services of the current officers, employees, and agents of the Company, and (iii) maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;
          (d) the Company will use commercially reasonable efforts to obtain in writing as promptly as possible all Required Consents;

          (e) the Company will (i) maintain its corporate existence in good standing in the jurisdictions of its incorporation and its due qualification in good standing in all jurisdictions in which it is so qualified and (ii) maintain all of its books and records in the usual, regular and ordinary manner on a basis consistent with past practices;
          (f) the Company will not (i) make any change in its organizational documents or its authorized, issued or outstanding capital stock, (ii) grant any options or other rights to acquire, whether directly or contingently, any of its capital stock, (iii) declare, set aside or pay any dividend or make any other distribution in respect of its capital stock or directly or indirectly redeem, retire, purchase or otherwise reacquire any of its shares of capital stock, (iv) sell, rent, lease or otherwise dispose of any of its assets, except in the ordinary course of business, (v) enter into any employment contract, increase the rate of compensation payable or to become payable by it to any officer or any other executive employee or make any general increase in the compensation or rate of compensation payable or to become payable to hourly employees or salaried employees or (vi) accrue or pay to any of its officers or employees any bonus, profit-sharing, retirement pay, insurance, death benefit, fringe benefit or other compensation, except as disclosed in the Schedules hereto;
          (g) except in the ordinary course of business consistent with past practice, the Company will not (i) incur any indebtedness for money borrowed, (ii) make any capital expenditures or commitments for capital expenditures, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or (iv) create or suffer to exist any new Liens; and
          (h) the Company will not, without the prior consent of Safeguard, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.25 is reasonably likely to occur.
     6.4 Benefit Plans. Between the date hereof and the effective time of the Closing, the Company shall maintain in full force and effect the Plans listed on Schedule 4.23 as they pertain to the Company’s employees or former employees and, in connection therewith:
          (a) Plan Changes. Except as may be required by law or as may be necessary to continue the qualified status under Section 401 of the Code or the tax-favored status under Section 409A of the Code, the Company shall not adopt, terminate, amend, extend, or otherwise change any Plans without the prior written consent of Safeguard, and the Company shall give Safeguard prior written notice of the Company’s intention to take any such action required by law or necessary to continue the qualified status of any Plans as they pertain to the Company’s employees or former employees.
          (b) Contributions and Payments. The Company shall not make, cause to be made, or agree to make any contribution, award, or payment under any Plans as they pertain to the Company’s employees or former employees, except at the time and to the extent required by the written terms thereof, without the prior written consent of Safeguard.
     6.5 Consents, Further Assurances. Consistent with the terms and conditions hereof, each party hereto will use its commercially reasonable efforts to execute and deliver such other documents and take such other actions as reasonably requested by the other party to fulfill the conditions precedent to the obligation of the other party to consummate the Transactions, or as the other party hereto may reasonably request in order to carry out this Agreement and the Transactions. Safeguard and the Company shall use commercially reasonable efforts and will cooperate with each other to the extent reasonably necessary to obtain all consents, approvals and waivers, if any, from third parties required to consummate the Transactions.
     6.6 Stockholders’ Consent. Within one (1) Business Day of the date of this Agreement, the Company shall seek the Company Stockholder Approval and approval of the Amendment by a majority in voting power of the issued and outstanding capital stock of the Company in the form of a written consent pursuant to Section 228(a) of the DGCL (the “Written Consent”) subject to any applicable fiduciary obligations of the Board of Directors. The Company shall, within five (5) Business Days of the date of this Agreement mail to the Stockholders entitled thereto a notice of appraisal rights in compliance with Section 262 of the DGCL.
     6.7 Employee Matters. Following the Closing until December 31, 2005, Safeguard shall cause the Surviving Corporation to continue to maintain the Plans other than those set forth on Schedule 6.7 for the benefit of employees of the Company who continue employment with the Company (“Continuing Employees”) on substantially similar terms in the aggregate as in effect immediately prior to the Closing Date. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service under any Safeguard employee benefit plan for which a Continuing Employee may be eligible after the Closing Date, Safeguard shall ensure that service by such Continuing Employee with the Company shall be deemed to have been service with Safeguard. Prior to the Closing Date, the Company shall cause each of the Acsis, Inc. Management Stock Bonus Plan and the Acsis, Inc. Incentive Bonus Stock Purchase Plan to be terminated, such termination to be effective as of the Effective Time.
7. Tax Matters. The following provisions shall govern the allocation of responsibility as between Safeguard and the Stockholders for certain Tax matters:
          (a) Safeguard shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company and the Subsidiary that reflect a taxable period or portion thereof beginning on or before the Closing Date and that are due after the Closing Date. All such Tax Returns (i) shall be prepared in a manner consistent with past practices, (ii) shall be delivered to the Stockholder Representative for review at least twenty (20) days prior to filing, and (iii) shall not be filed without the Stockholder Representative’s consent, which consent shall not be unreasonably withheld or delayed. Safeguard shall pay or cause to be paid all Taxes shown on such Tax Returns.
          (b) Safeguard may, in its sole and absolute discretion, elect under Section 338 of the Code (and under any analogous provision of state and local tax law) to treat the acquisition of the Shares as a sale of all the assets of the Company (the “Section 338 Election”); provided, however, that Safeguard may not make the Section 338 Election unless and until Safeguard pays to the Stockholder Representative (for distribution to the Stockholders) the amount of all Taxes and costs of the Company, the Subsidiary and the Stockholders resulting from, arising out of, or relating to the Section 338 Election, including Taxes arising from payments made pursuant to this Section 7(b).
          (c) Cooperation on Tax Matters.
               (i) Safeguard, the Company, the Subsidiary and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Safeguard, the Company, the Subsidiary and the Stockholder Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Safeguard or the Stockholder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Safeguard, the Company, the Subsidiary or the Stockholder Representative, as the case may be, shall allow the other party to take possession of such books and records.
               (ii) Safeguard, the Company, the Subsidiary and the Stockholder Representative further agree, upon request, to use reasonable commercial efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions).
          (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes (including any penalties and interest) incurred in connection with the Transactions shall be paid one-half from the General Indemnification Escrow Fund and one-half by Safeguard when due, and Safeguard will, at its own expense, prepare and file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes, and, if required by applicable law, the Stockholder Representative shall use commercially reasonable efforts to obtain the Stockholders signature to any such Tax Returns and other documentation.
          (e) Refunds, Credits. All refunds and credits of Taxes of the Company and the Subsidiary attributable to any taxable period or portion thereof ending on or before the Closing Date (other than any such refunds or credits that are (i) included as assets on the Closing Balance Sheet or (ii) attributable to an overpayment of corporate estimated taxes (or similar excessive deposits of current Taxes) or to the carryback of a net operating loss, net capital loss, investment tax credit, foreign tax credit, or any similar loss or Tax credit item from a taxable year of the Company or the Subsidiary that begins after the Closing Date) shall be for the benefit of the Stockholders, and Safeguard shall promptly pay or cause to be paid the amount of any such refund or credit (and any interest associated therewith) to the Stockholder Representative on behalf of the Stockholders.
8. Conditions Precedent to Obligations of Safeguard. All obligations of Safeguard to consummate the Transactions are subject to the satisfaction (or waiver by Safeguard) at or prior thereto of each of the following conditions:
     8.1 Closing Consents. Safeguard shall have received the consents listed on Schedule 8.1 (the “Closing Consents”) in form and substance reasonably satisfactory to Safeguard.
     8.2 Ancillary Documents. Safeguard shall have received from the Company and the Principal Stockholders executed copies of the respective Transaction Documents to which the Company and the Principal Stockholders are parties.
     8.3 Resignations. Safeguard shall have received the Written Resignations, in each case effective as of the Effective Time.
     8.4 Representations and Warranties; Performance of Obligations. Each of the representations and warranties of the Company and the Principal Stockholders contained in this Agreement that are qualified by materiality shall be true and correct on and as of the Closing Date in all respects with the same effect as though such representations and warranties had been made on and as of the Closing Date; each of the representations and warranties of the Company and the Principal Stockholders contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Principal Stockholders and the Company on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and Safeguard shall have received a certificate dated the Closing Date and signed by the Company to the foregoing effects (the “President’s Certificate”).
     8.5 Material Adverse Effect. Since the Balance Sheet Date, there has been no Material Adverse Effect, and, to the Knowledge of the Company, there shall be no condition existing or threatened which would be reasonably expected to have a Material Adverse Effect, and Safeguard shall have received a certificate signed by the Company to the foregoing effect.
     8.6 Legal Matters. No claim, action, suit, arbitration, investigation or other proceeding shall be pending or shall have been brought or threatened against the Company which seeks to restrain or questions the validity or legality of the transactions contemplated hereby.
     8.7 MLB Legal Opinion. Safeguard shall have received a legal opinion of Morgan Lewis & Bockius LLP counsel to the Company, in substantially the form attached as Exhibit B hereto (the “MLB Legal Opinion”).
     8.8 General Release. Safeguard shall have received from each of the Principal Stockholders, on his, her or its own behalf, an executed release in favor of Safeguard and the Company in substantially the form attached as Exhibit C hereto (the “Principal Stockholders’ General Release”).

     8.9 Notes Payable to Stockholders. The Company shall have paid in full all notes payable to Stockholders and shall have delivered to Safeguard written statements from all holders of such notes payable certifying that such notes have been paid in full, together with original cancelled promissory notes if available, or other documentation evidencing payment in full of such promissory notes reasonably acceptable to Safeguard.
     8.10 Amendment. The Amendment shall have become effective under Delaware law.
     8.11 Share Exchange. The Share Exchange shall have been consummated.
     8.12 Appraisal Rights. The period for perfection of appraisal rights with respect to the merger shall have expired and no more than five percent (5%) of holders of the total outstanding shares of capital stock of the Company on a fully-diluted basis shall have demanded, validly perfected and not withdrawn their appraisal rights under the DGCL.
     8.13 Voting Agreements. Safeguard shall have received evidence reasonably satisfactory to it that the agreements set forth on Schedule 4.2 (items 1 and 2) shall have been terminated.
9. Conditions Precedent to Obligations of the Seller Parties.
     All obligations of the Seller Parties to consummate the Transactions are subject to the satisfaction (or waiver by each Seller Party to which the condition relates) at or prior thereto of each of the following conditions, but any particular condition that requires action by any Seller Party shall not constitute a condition to the obligations of such Seller Party:
     9.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of Safeguard contained in this Agreement shall have been true and correct when made on the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Safeguard on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and the Stockholders shall have received a certificate dated the Closing Date and signed by an appropriate officer of Safeguard to the foregoing effects (the “Safeguard Officer’s Certificate”).
     9.2 Legal Matters. No claim, action, suit, arbitration, investigation or other proceeding shall be pending or shall have been brought or threatened against the Company which seeks to restrain or questions the validity or legality of the transactions contemplated hereby.
     9.3 Appraisal Rights. No more than five percent (5%) of holders of the total outstanding shares of the Company on a fully-diluted basis shall have demanded, validly perfected and not withdrawn their appraisal rights under the DGCL.

10. Indemnification.
     10.1 By the Principal Stockholders. From and after the Closing Date, to the extent provided in this Section 10, the Principal Stockholders shall indemnify and hold Safeguard, the Company and the Subsidiary, and their respective Affiliates, successors and assigns, officers and directors (each, an “Indemnified Safeguard Party”) harmless from and against:
          (a) any Liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Safeguard Party in connection therewith but excluding any punitive, consequential or diminution in value damages) (collectively, “Damages”) that such Indemnified Safeguard Party may sustain, suffer or incur and that result from, arise out of or relate to:
               (i) any inaccuracy of any representation or warranty of the Company or any Stockholder in this Agreement or any certificate delivered by any Principal Stockholder or the Company in connection herewith;
               (ii) any nonfulfillment of any covenant or agreement on the part of the Company, the Stockholder Representative or any Principal Stockholder set forth in this Agreement;
               (iii) any Dissenting Shares;
               (iv) any breach by any officer or director of the Company of any fiduciary duty owed by such officer or director to the Stockholders or to the Company, which breach occurred prior to, in connection with or as a result of the Closing and the Transactions; and
               (v) any transaction or relationship between the Company and its stockholders, directors or officers or any of their Affiliates;
          (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.1.
     10.2 By Safeguard. From and after the Closing Date, to the extent provided in this Section 10, Safeguard and Parent, jointly and severally, shall indemnify and hold the Stockholders, their heirs, successors and assigns (each, an “Indemnified Seller Party”) harmless from and against:
          (a) any Damages that such Indemnified Seller Party may sustain, suffer or incur and that result from, arise out of or relate to:
               (i) any inaccuracy of any representation or warranty of Safeguard contained in this Agreement or any certificate delivered by or on behalf of Safeguard in connection herewith;

               (ii) any nonfulfillment of any covenant or agreement of Safeguard contained in this Agreement;
               (iii) Taxes and costs of the Company, the Subsidiary and the Stockholders resulting from, arising out of, or relating to the Section 338 Election, including Taxes arising from payments made pursuant to Section 7(b) or this Section 10.2(a)(iii), in excess of any amounts previously paid to the Stockholder Representative pursuant to Section 7(b);
               (iv) Taxes and costs of the Company, the Subsidiary and the Stockholders with respect to the filing of any amended Tax Return of the Company or the Subsidiary; and
          (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.2.
     10.3 Procedure for Claims.
          (a) An Indemnified Safeguard Party or an Indemnified Seller Party that desires to seek indemnification under any part of this Section 10 (each, an “Indemnified Party”) shall give notice (a “Claim Notice”) to each party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”) prior to any applicable Expiration Date specified below. Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within thirty (30) days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within forty-five (45) days (the “Response Period”) after the later of (i) the date that the Claim Notice is given and (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.
          (b) The Principal Stockholders shall not have any liability under Section 10.1 unless and until the amount of the aggregate indemnification obligations under such Section 10.1 exceeds $75,000 (the “Threshold”), whereupon the Principal Stockholders shall indemnify, defend, protect and hold harmless the Safeguard Indemnified Parties for the amount of all Claims provided that the Threshold shall not apply to (i) any adjustment to the Merger Consideration pursuant to Section 2.8, (ii) any claim for indemnification pursuant to a breach of the representations set forth in Section 4.10(b) (Accounts Receivable), (iii) any claim for indemnification pursuant to Section 10.1(a)(ii) relating to the nonfulfillment of a covenant or agreement on the part of the Stockholder Representative, (iv) any claim for indemnification pursuant to Section 10.1(a)(iii) (Dissenting Shares) and (v) any claim for indemnification pursuant to Section 10.1(a)(iv) (Breach Fiduciary Duties). Except as provided in the immediately following sentence, in no event shall the Principal Stockholders be obligated to indemnify the Safeguard Indemnified Parties under Section 10.1 for amounts in excess of the General Indemnification Escrow Fund and, solely with respect to claims pursuant to Section 10.1(a)(iii), the Dissenters Indemnification Escrow Fund (the “Cap”). Notwithstanding the foregoing, the Principal Stockholders hereby agree to indemnify the Safeguard Indemnified Parties under Section 10.1 for claims for indemnification in excess of the Cap pursuant to (A) Section 10.1(a)(i) for breaches of the representations or warranties set forth in Sections 4.2 (Capitalization), 4.3 (Authority), 4.7 (Taxes), the first sentence of Section 4.12 (Title), Section 4.22 (Labor Matters), Section 4.23 (Employee Benefit Plans), Section 4.26 (Environmental Matters) and 4.29 (No Brokers) (a “Section 10.3(b) Indemnification Claim”), (B) Section 10.1(a)(iii) (Dissenting Shares), (C) Section 10.1(a)(iv) (Breach Fiduciary Duties), (D) Section 10.1(a)(v) (Affiliate Transactions and Relationships) and (E) in the event of any fraud by the Company, the Stockholder Representative, the Principal Stockholders or the Subsidiary, and the maximum liability of any Principal Stockholder for a Section 10.3(b) Indemnification Claim shall be the amount of the Closing Payment received by such Principal Stockholder plus the aggregate amount of the Escrow Fund distributed to such Principal Stockholder. The Safeguard Indemnified Parties shall satisfy any and all claims owed by the Principal Stockholders under Section 10.1 from the Escrow Fund pursuant to the terms of the General Indemnification Escrow Agreement and the Dissenters Indemnification Escrow Agreement, respectively (provided, however, that any claims pursuant to Section 10.1(a)(iii) shall be satisfied first from the Dissenters Indemnification Escrow Fund and only claims pursuant to Section 10.1(a)(iii) shall be satisfied from the Dissenters Indemnification Escrow Fund), and from and after the Closing the sole recourse by the Safeguard Indemnified Parties for any claims arising under this Agreement shall be limited solely to the General Indemnification Escrow Fund and the Dissenters Indemnification Escrow Fund (solely with respect to claims pursuant to Section 10.1(a)(iii)), except for any liability of the Principal Stockholders (x) for a Section 10.3(b) Indemnification Claim, (y) under Section 10.1(a)(iii), or (z) for fraud. The amount of any Claims payable under Section 10.1 shall not include any liabilities to the extent accrued or reflected in the finally determined Closing Balance Sheet. Notwithstanding anything contained in this Agreement, (A) any liability of the Principal Stockholders in excess of the General Indemnification Escrow Fund and the Dissenters Indemnification Escrow Fund, respectively, s hall be several (on a proportionate basis based on such Principal Stockholder’s ownership of the Company immediately prior to the Effective Time on an as converted basis, as set forth on Schedule 10.3(b)) and not joint and (B) no Stockholder other than the Principal Stockholders shall have any liability in excess of such stockholder’s share of the Escrow Fund, absent fraudulent conduct by such stockholder. The amount of claims payable under this Section 10 shall not include any liabilities to the extent accrued or reflected in Actual Working Capital, and shall be net of any tax benefit (federal, state or local) and insurance amounts actually recovered in connection therewith.
          (c) Notwithstanding anything to the contrary set forth herein, any claim for indemnification made pursuant to Section 10.2 and any Claim Notice with respect to such claim, shall be made or given by the Stockholder Representative on behalf of the Stockholders. Safeguard shall have no obligation or responsibility with respect to any claim for indemnification pursuant to Section 10.2 made by any party other than the Stockholder Representative and all obligations of Safeguard to Indemnified Seller Parties pursuant to Section 10, including payment and notice obligations, shall be deemed satisfied if the delivery, payment or other action is given, made taken with respect to, the Stockholder Representative. With respect to all claims for indemnification pursuant to Section 10.2, all references to “Indemnitor” in this Section 10.3 shall refer to the Stockholder Representative.
          (d) In the event that any amounts are paid to an Indemnified Safeguard Party with respect to any breach of the representation and warranty set forth in Section 4.10(b) relating to uncollected Accounts Receivable (such amounts paid, the “Uncollected Accounts Receivable”), the Company shall use commercially reasonable efforts to collect the Uncollected Accounts Receivable and shall thereafter promptly remit any amounts collected by it with respect to the Uncollected Accounts Receivable, net of any reasonable out of pocket expenses incurred by the Company in connection with the collection of such Uncollected Accounts Receivable, to the Stockholder Representative (for distribution to the Stockholders).
     10.4 Claims Period. Any claim for indemnification under this Section 10 shall be made by giving a Claim Notice under Section 10.3 on or before the applicable “Expiration Date” specified below in this Section 10.4, or the claim under this Section shall be invalid. “Expiration Date” means:
          (a) six (6) years following the Closing Date with respect to any claim for Damages related to any breach of a representation or warranty set forth in Sections 4.2 (Capitalization and Ownership), 4.3 (Authority), 4.7 (Taxes) and 4.26 (Environmental Matters);
          (b) indefinitely with respect to any claim for indemnification pursuant to Section 10.1(a)(iii) (Dissenting Shares); and
          (c) for all other claims, two (2) years after the Closing Date;
provided however that any claim that has been the subject of a written notice prior to the applicable time period shall survive until resolution of such claim.
     10.5 Third-Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 10 with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt notice of a third party’s institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action. Neither the Indemnitor nor the

Indemnified Party shall consent to the entry of any judgment or enter into any settlement, except with the written consent of the other party (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this Section 10.5 shall not bar an Indemnified Party’s right to claim indemnification under this Section 10, except to the extent that an Indemnitor shall have been materially harmed by such failure.
     10.6 Satisfaction of Indemnification Obligations. Each Indemnified Party shall first seek satisfaction of any Damages from the General Indemnification Escrow Fund or the Dissenters Indemnification Escrow Fund, as appropriate, but only to the extent that such funds are then being held by the Escrow Agent and are not subject to other claims for indemnification hereunder. If the available General Indemnification Escrow Fund or the Dissenters Indemnification Escrow Fund, as appropriate, fails to fully satisfy the amount of any Damages to which such Indemnified Party is entitled to be indemnified hereunder, then the Indemnified Party may seek payment of the unsatisfied amount of such Damages directly from the Indemnitor.
     10.7 Right of Offset; Escrow. An Indemnified Safeguard Party shall recover any Damages payable by the Principal Stockholders through a reduction of amounts due from Safeguard to the Principal Stockholders to the extent any amounts are then or will in the future become payable by Safeguard to the Principal Stockholders, or may give notice of a claim in such amount under the General Indemnification Escrow Agreement or the Dissenters Indemnification Escrow Agreement, as appropriate. Neither the exercise of nor the failure to exercise such right of setoff or to give a notice of a claim under the General Indemnification Escrow Agreement or the Dissenting Indemnification Escrow Agreement will constitute an election of remedies or limit the Safeguard Indemnified Parties in any manner in the enforcement of any other remedies that may be available to it.
     10.8 Survival Period. The representations and warranties made by each party in this Agreement or in any certificate delivered by any such party pursuant hereto shall survive the Closing for the period within which a claim for indemnification for a breach of such representations and warranties may be brought pursuant to Section 10.4.
     10.9 Sole and Exclusive Remedy. From and after the Closing, this Section 10 sets forth the sole and exclusive remedy of the parties with respect to the matters set forth in this Agreement; provided that nothing in this Section 10.9 shall limit the remedies available to the Safeguard Indemnified Parties for claims relating to fraud or for equitable or injunctive relief.
     10.10 No Contribution/Indemnification. To the fullest extent permitted by applicable law, the Principal Stockholders agree that they will not seek, nor will they be entitled to, contribution from, or indemnification by, the Company, under the Company’s Charter Documents, this Agreement or applicable corporate laws, in respect of amounts due from the Principal Stockholders to an Indemnified Safeguard Party under this Section 10 or otherwise under this Agreement, and the Principal Stockholders will hold the Company and the Indemnified Safeguard Parties harmless in respect of all such amounts. The Principal Stockholders also agree that they will not make claim against any directors and officers insurance policy maintained or to be maintained by the Company in respect of amounts due by the Principal Stockholders to an Indemnified Safeguard Party under this Section 10 or otherwise under this Agreement.

11. Public Announcements. The Company and Safeguard will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable Law or any applicable stock exchange regulations, the Seller Parties and Safeguard will not issue any such press release or make any such public statement without the consent of Safeguard and the Stockholder Representative.
12. Other Matters.
     12.1 Stockholder Representative.
          (a) As of the date of this Agreement and by virtue of adoption of this Agreement by the Stockholders, each Stockholder hereby appoints and empowers the Stockholder Representative to act on such Stockholder’s behalf in effecting the execution, delivery and performance of this Agreement and any other document, instrument or agreement executed and delivered in connection with this Agreement or the Transactions contemplated hereby, to act on behalf of such Stockholder in any litigation or arbitration involving this Agreement, and to execute all such documents (including without limitation the General Indemnification Escrow Agreement or the Dissenters Indemnification Escrow Agreement) as the Stockholder Representative shall deem necessary or appropriate in connection with the transactions contemplated hereby, including the following powers, but all subject to the Proportionate Cap, and in no event shall the Stockholder Representative be authorized to take any action that could result in any Stockholder having any liabilities or obligations exceeding, in the aggregate, any Stockholder’s Proportionate Cap, and in no event shall any Stockholder have any liability or obligation in excess of, in the aggregate, any Stockholder’s Proportionate Cap (provided that the Stockholders shall have the liabilities and obligations to Safeguard and the other Safeguard Indemnified Parties as explicitly set forth in this Agreement, with the parties acknowledging that the liabilities and obligations of the Stockholders who are not Principal Stockholders are expressly limited as set forth in this Agreement and nothing contained in this Section 12.1 shall limit the obligations of the Principal Stockholders as expressly set forth in the other provisions of this Agreement):
               (i) to act for such Stockholder with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of such Stockholder;
               (ii) to act for such Stockholder with regard to matters pertaining to litigation under this Agreement;
               (iii) to execute and deliver all documents in connection with the transactions contemplated hereby or amendments thereto that the Stockholder Representative deems necessary or appropriate;
               (iv) to receive funds, make payments of funds, and give receipts for funds;
               (v) to receive funds for the payment of expenses of such Stockholder and apply such funds in payment for such expenses; and

               (vi) to receive service of process in connection with any claims under this Agreement.
          (b) The appointment of the Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and Safeguard and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholder Representative in all matters referred to herein. Any action taken by the Stockholder Representative must be in writing and must be signed by the Stockholder Representative. All notices required to be made or delivered by Safeguard to the Stockholders described above shall be made to the Stockholder Representative for the benefit of such Stockholder and shall discharge in full all notice requirements of Safeguard, to such Stockholder with respect thereto. By their appointment of the Stockholder Representative, the Stockholders thereby confirm all that the Stockholder Representative shall do or cause to be done by virtue of its appointment as the representatives of the Stockholders hereunder. The Stockholder Representative shall act for the Stockholders on all of the matters set forth in this Agreement in the manner the Stockholder Representative believes to be in the best interest of the Stockholders and consistent with the obligations of the Stockholders under this Agreement, but the Stockholder Representative shall not be responsible to any Stockholder for any damages which the Stockholders may suffer by the performance of the Stockholder Representative’s duties under this Agreement, other than damages arising from willful violation of applicable law or gross negligence in the performance of such duties under this Agreement. The Stockholder Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties or liabilities shall be read into this Agreement or shall otherwise exist against the Stockholder Representative. The Stockholder Representative Fund shall be used to pay $50,000 for services rendered by the Stockholder Representative and expenses incurred by the Stockholder Representative. The Stockholder Representative is authorized to replenish the Stockholder Representative Fund with funds that would otherwise be distributed from the Escrow Fund to the Stockholder Representative for distribution to the Stockholders, if at that time there have been expenditures from the Stockholder Representative Fund or if the Stockholder Representative in its discretion believes it necessary to maintain or increase the Stockholder Representative Fund at that time. Any portion of the Stockholder Representative Fund not expended upon release of the Escrow Fund shall be distributed by the Stockholder Representative to the holders of Company Common Stock on a proportionate basis. The Stockholders hereby agree (a) to reimburse the Stockholder Representative for all out-of-pocket costs and expenses incurred by the Stockholder Representative under this Agreement, including fees for any attorneys or other representative it may employ, on a proportionate basis based on the number of shares of Company’s Common Stock owned by such Stockholder on the Closing Date, and (b) to severally, in proportion to the number of shares of Company Common Stock owned by such Stockholder immediately prior to the Effective Time on an as converted basis as set forth on Schedule 2.3 in the column entitled “% of Escrow Fund,” indemnify and hold harmless and defend the Stockholder Representative, its agents and assigns against all liabilities, claims, actions, damages, losses and expenses as incurred (including, without limitation, legal and other professional fees and expenses, and litigation costs) of any kind (whether known or unknown, fixed or contingent) arising out of or in connection with (a) the Stockholder Representative’s omissions to act, or actions taken, resulting from, arising out of, or incurred in connection with, or otherwise with respect to this Agreement, or (b) services taken with respect to this Agreement or reasonably believed to be in the scope of the Stockholder

Representative. Notwithstanding anything contained in this Agreement, the amount of a Stockholder’s obligations under this Agreement shall not exceed such Stockholder’s proportionate share of $2,500,000, such proportionate share to be based on the shares of Company Common Stock owned by such Stockholder immediately prior to the Effective Time on an as converted basis as set forth on Schedule 2.3 in the column entitled “% of Escrow Fund” (the “Proportionate Cap”) (provided that the Stockholders shall have the liabilities and obligations to Safeguard and the other Safeguard Indemnified Parties as explicitly set forth in this Agreement, with the parties acknowledging that the liabilities and obligations of the Stockholders who are not Principal Stockholders are expressly limited as set forth in this Agreement and nothing contained in this Section 12.1 shall limit the obligations of the Principal Stockholders as expressly set forth in the other provisions of this Agreement). Any amounts to be distributed by the Stockholder Representative to the Stockholders under this Section 12 shall be distributed as promptly as possible, but in any event within ten (10) Business Days after the Stockholder Representative’s receipt thereof.
          (c) In the event that Wand Equity Portfolio II LP resigns from its position as Stockholder Representative, the Stockholder Representative shall select a replacement Stockholder Representative, which replacement Stockholder Representative shall be deemed to be the Stockholder Representative for all purposes of this Agreement.
          (d) The Stockholder Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Stockholder, Safeguard or any other evidence deemed by the Stockholder Representative to be reliable, and the Stockholder Representative shall be entitled to act on the advice of counsel selected by it. The Stockholder Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of any Stockholder as it deems appropriate or it shall have been expressly indemnified to its satisfaction by the Stockholders (severally as to each Stockholder only and not jointly as to or with any other Stockholder) against any and all liability and expense that the Stockholder Representative may incur by reason of taking or continuing to take any such action. The Stockholder Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of the Stockholders, and such request, and any action taken or failure to act pursuant thereto, shall be binding upon all of the Stockholders.
          (e) Promptly following a request from Safeguard, the Stockholder Representative shall deliver to Safeguard a written statement specifying the amount of the Merger Consideration, and the amount of the Escrow Fund (if any), distributed to each Stockholder by the Stockholder Representative as of the date of Safeguard’s request.
13. Miscellaneous.
     13.1 Contents of Agreement. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

     13.2 Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto and, in the case of Safeguard, Merger Sub, Parent or the Company, by action by or on behalf of such party’s Board of Directors, whether before or after adoption of this Agreement by the stockholders of the Company and Merger Sub; provided, however that after any such approval, there shall not be made any amendment that by law requires the further approval by the stockholders without such approval. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.
     13.3 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “but not limited to,” and (e) references to “hereunder” or “herein” relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.
     13.4 Dispute Resolution.
          (a) Good-Faith Negotiations. Except as otherwise set forth in this Agreement, if after the Closing any dispute arises under this Agreement with respect to a claim for Damages that is not settled promptly in the ordinary course of business, the parties shall seek to resolve any such dispute between them, first, by negotiating promptly with each other in good faith in face-to-face negotiations. These face-to-face negotiations shall be conducted by the respective designated senior management representative of Safeguard and one or more representatives of the Stockholders. If the parties are unable to resolve such dispute between them within 20 business days (or such period as the parties shall otherwise agree) through these face-to-face negotiations, then any such dispute shall be resolved in the manner set forth in this Section.
          (b) Resolution of Disputes. Except as otherwise set forth in this Agreement, any controversy or claim shall be settled by arbitration conducted on a confidential basis, under the United States Arbitration Act, if applicable, and the then current Commercial Arbitration Rules of the American Arbitration Association (the “Association”) strictly in accordance with the terms of this Agreement and the substantive law of the State of Delaware. The arbitration shall be conducted at the Association’s regional office located in the Wilmington, Delaware by a panel of three disinterested arbitrators (the “Presiding Arbitrators”) jointly selected by Safeguard and the Stockholder Representative. In the event Safeguard and the Stockholder Representative are unable to reach agreement, within the time set forth herein, on the joint appointment of the Presiding Arbitrators, each party shall appoint one disinterested arbitrator to the panel of Presiding Arbitrators, and the two (2) party-appointed arbitrators shall attempt in good faith, within thirty (30) days, to appoint a third arbitrator to complete the panel of three Presiding Arbitrators. In the event the two (2) party-appointed arbitrators are unable to reach agreement, within the time set forth herein, on the appointment of a third arbitrator to complete the panel of Presiding Arbitrators, the third arbitrator to complete the panel of Presiding Arbitrators, who shall be reasonably qualified in the area of the dispute, shall be appointed by the American Arbitration Association. Judgment upon the arbitrators’ award may be entered and enforced in any court of competent jurisdiction. Neither party shall institute a proceeding hereunder unless at least 60 days prior thereto such party shall have given written notice to the other party of its intent to do so. Neither party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including temporary restraining orders and preliminary injunctions to protect its rights and interests, but neither party shall seek any such equitable remedies as a means to avoid or stay arbitration. Each Party shall bear its own costs and expenses with respect to the arbitration, and shall share equally the cost of the Presiding Arbitrators or the American Arbitration Association.
     13.5 Expenses. The parties hereto shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Transactions.
     13.6 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or by a nationally recognized overnight delivery courier. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by overnight delivery courier to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:
     If to Safeguard, Parent or Merger Sub:
Safeguard Delaware, Inc.
103 Springer Building
3411 Silverside Road
Wilmington, DE 19810
FAX: (302) 478-3667
Attention: Christopher J. Davis
           Vice President

and with required copies to:
Safeguard Scientifics, Inc.
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087
FAX: (610) 482-9105
Attention: Steven J. Feder
           Senior Vice President and General Counsel
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103
FAX: (215) 864-8999
Attention: Scott P. Towers
     If to the Company prior to the Closing:
Acsis, Inc.
3000 Lincoln Drive East
Marlton, NJ 08053
FAX: (856) 985-2386
Attention: Steven G. Selfridge
           Chief Executive Officer
with a required copy to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
FAX: (215) 963-5001
Attention: Barbara J. Shander
If to the Stockholder Representative:
Wand Equity Portfolio II LP
c/o Wand Partners
409 Fifth Avenue
21st Floor
New York, NY 10017
FAX: (212) 307-5599

with a required copy to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
FAX: (215) 963-5001
Attention: Barbara J. Shander
     13.7 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its provisions concerning conflict of laws.
     13.8 Incorporation of Schedules. The schedules identified in and attached to this Agreement (the “Schedules”) are incorporated herein by reference and made a part hereof.
     13.9 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

ACSIS,INC.

By:	/s/ Steven G. Selfridge

Name:	Steven G. Selfridge
Title:	President & CEO

AI ACQUISITION CORPORATION

By:	/s/ Steven J. Grenfell

Name:	Steven J. Grenfell
Title:	Vice President

SAFEGUARD DELAWARE, INC.

By:	/s/ Steven J. Feder

Name:	Steven J. Feder
Title:	Vice President

SAFEGUARD SCIENTIFICS, INC.

By:	/s/ Steven J. Feder

Name:	Steven J. Feder
Title:	Senior Vice President & General Counsel

PRINCIPAL STOCKHOLDERS:

/s/ Christian Yegen

CHRISTIAN YEGEN
Signature Page to Merger Agreement

NORMAN WEINER VOTING TRUSTEE UNDER VOTING TRUST AGREEMENT

By:	/s/ Norman Weiner

Name:	NORMAN WEINER

/s/ Lynn Pokrifka

LYNN POKRIFKA

/s/ Diane Weiner

DIANE WEINER

PENNY HILL PARTNERS, LLC

By:	/s/ Albert R. Subbloie

Name:	Albert R. Subbloie
Title:	Member

/s/ Lonna Yegen

LONNA YEGEN

/s/ Mallory Factor

MALLORY FACTOR

NORMAN & CLAIRE WEINER, TEN ENT

By:	/s/ Norman Weiner

Name:	NORMAN WEINER

By:	/s/ Claire Weiner

Name:	CLAIRE WEINER
Signature Page to Merger Agreement

/s/ Norman Weiner

NORMAN WEINER

/s/ Claire Weiner

CLAIRE WEINER

PARK AVENUE HOUSING CORP.

By:	/s/ Chris Yegen

Name:	Chris Yegen
Title:	President

WAND EQUITY PORTFOLIO II LP
By:	Wand Partners L.L.C., General Partner

By:	/s/ David J. Callard

Name:	David J. Callard
Title:	Managing Member

WAND AFFILIATES FUND
By:	Wand A.F. L.L.C., General Partner

By:	/s/ David J. Callard

Name:	David J. Callard
Title:	Managing Member
Signature Page to Merger Agreement

EXHIBIT A-1
SELLING STOCKHOLDERS OF ACSIS, INC.

Stockholder		Shares
			Series A
			Convertible	Series B
		Common	Preferred	Convertible
Last	First	Stock	Stock	Preferred Stock

Adams	Doug	222,700	—	—

Antonio	Paula	527	—	—

Arthur	Elizabeth	1,253

Arthur	Liz	2,178	—	—

I. Gary Bard, Trustee U/A/T dated 7/8/98, I. Gary Bard Settlor		20,000	—	—

Judith Bard, Trustee U/A/T dated 7/8/98, I. Judith Bard Settlor		20,000	—	—

Bednar	John	—	—	—

Blumberg,	Joseph H. and Cathleen E. JTWROS	20,000

Borish	Peter	66,666.66

Boyarsky	Helena	200	—	—

Brown	Stephen	1,600

Brown	Stephen R. and Susan E., JTWROS	33,333.33

MLPFS FBO Stephen Brown IRA, Merrill Lynch Acct. No. 8909V28		33,333.33

The Brown Group, Inc. Profit Sharing Plan and Trust		16,667	—	—

Brunswick	Fred	41,667	—	—

Campbell	Anthony Robert	20,000	—	—

Campbell	Matthew	16,666.66	—	—

Catts	William	9,183	—	—

Caudill	Lee M.	33,333.33	—	—

Chanitz	Joel	1,765	—	—

Chinnici	Nancy	1,675	—	—

Collins	Mark	33,333	—	—

Stockholder		Shares
			Series A
			Convertible	Series B
		Common	Preferred	Convertible
Last	First	Stock	Stock	Preferred Stock

Cramer	G. B.	66,666.66	—	—

Della Valle	Andrea	66,666.66	—	—

Donald J. Devine, Trustee under Donald J. Devine Trust Agreement		40,000

Devon Consulting, Inc.		40,000	—	—

Dykes	Gene	5,000	—	—

Esser, Jr.	George J.	50,000	—	—

F. M. Grandchildren’s Trust		33,333.33	—	—

Factor	Mallory	400,000	—	—

Frank	Dave	1,583	—	—

Gapin	Richard	1,000	—	—

Garrison	William G.	66,666.66	—	—

Garvey	Joseph and Roberta, JTWROS	40,000

Gershoni	Reuven	100,000	—	—

Gillies	Joseph	78,933.33

MLPFS FBO Joseph D. Gillies IRA Merrill Lynch Account Number 890-		40,000

Ginsberg	David	66,666.66	—	—

Gitto	Jennifer	1,083	—	—

Goodstein	Daniel	2,083	—	—

Haimes	Todd	20,833	—	—

Harris	David C.	8,000	—	—

Harty	Dave	195,500	—	—

Henig	Dave	165,200	—	—

Segaux	Lorri	10,000	—	—

Hingley	Anthony	503	—	—

Hornig	George R.	16,666.66	—	—

Jain	Jay	5,855	—	—

Stockholder		Shares
			Series A
			Convertible	Series B
		Common	Preferred	Convertible
Last	First	Stock	Stock	Preferred Stock

Jain	Manish	3,289	—	—

Joson	Marita	667	—	—

Josten	Jim	2,500	—	—

Josten	Norbert James	500

Josten	Norbert J.	500

Kahl	Laura and James	41,667	—	—

Kane	Rosalyn	41,667	—	—

Kane	Seth and Laurel, JTWROS	41,667	—	—

Kelley	Tammy	1,054	—	—

Klarsfeld	Gerald R.	40,000	—	—

Nate & Judy Konecky Voting Trustees under Voting Trust Agreement (Aaron Konecky)		600,000

Nate & Judy Konecky Voting Trustees under Voting Trust Agreement (Aaron Konecky and Maureen Konecky)		216,667

Nate & Judy Konecky Voting Trustees under Voting Trust Agreement (Debbie Freemen)		600,000

Nate & Judy Konecky Voting Trustees under Voting Trust Agreement (Debbie and Ervin Freeman)		116,667

Konecky	Nathan & Judith, JTWROS	2,000,000

Konecky	Judith L.	160,000	—	—

MLPF&S Custodian FBO Judith L. Konecky IRA Acct. #890-89844		80,000

Koslov	Herb	16,666.66	—	—

Kotian	Subodh	1,002	—	—

Kruass	Lee	66,667	—	—

Lerer	Carol	20,833	—	—

Loeb	Michael	133,333.33	—	—

Long	Robert D.	166,667	—	—

Stockholder		Shares
			Series A
			Convertible	Series B
		Common	Preferred	Convertible
Last	First	Stock	Stock	Preferred Stock

Lutz	Michael	—	—	—

Manocherian	Greg	16,666.66	—	—

Markidan	Gail	600	—	—

Markowitz	Geraldine and Irwin JTWROS	20,833	—	—

Martin	Peter	33,333.33	—	—

Mattingly	Robert	500	—	—

Mayekar	Swapnil	1,003	—	—

McCrie	Robert	33,333.33	—	—

McGinty	John	15,000	—	—

Mellios	Jill	1,083	—	—

Menella	Federico G.	33,333.33	—	—

Menon	Mohanan	4,092	—	—

Morrison Family Trust		50,000	—	—

Muller	Jeff	67	—	—

Ng	Nelson	16,666.66	—	—

Odell	Steven	20,000	—	—

Packard	Dave	21,500	—	—

Pamela Equities		33,333.33	—	—

Pande	Girish	1,405	—	—

Peck	Arthur	62,500	—	—

Peery	Jonathan	25,557	—	—

Petrin	Dan	500	—	—

Norm Weiner Voting Trustee under Voting Trust Agrement (Lynn Pokrifka)		250,000	—	—

Rabin	Bruce	116,666.66	—	—

Ritter	Ken	52,113	—	—

Stockholder		Shares
			Series A
			Convertible	Series B
		Common	Preferred	Convertible
Last	First	Stock	Stock	Preferred Stock

Romano	Mark	2,862	—	—

Stonberg Holdings Corp		66,666.66	—	—

Sullivan	Jennifer J.	20,000	—	—

Park Avenue Housing Corp.		208,333	—	—

Toomey	Dana and Melvin, JTWROS	41,667	—	—

Tryson	Mark	1,434	—	—

Van Der Tuuk	Terry	133,333.33	—	—

Vermeullen	Marius	500	—	—

Vivian	Steve	1,583	—	—

Warner	Eric	500	—	—

Wasserstrom	Steven	20,833	—	—

Norman Weiner Voting Trustee under Voting Trust Agreement (Diane Weiner)		250,000	—	—

Weiner	Norman & Claire, Ten Ent	500,000	—	—

Whittaker	Jermain	5,157	—	—

Wyse	Jeffrey	51,833	—	—

Yegen	Christian	133,333	—	—

Yegen	Lonna	20,833	—	—

Ziluca	Loveday	6,666.66	—	—

Wand Equity Portfolio II L.P.		—	2,500	1,918

Wand Affiliates Fund, L.P.		—	—	82

Penny Hill Partners, L.L.C.		—	500	—

Total		8,745,956.21	3,000	2,000

EXHIBIT A-2
EXCHANGED SHARES

Stockholder
		Exchanged
Last	First	Shares

Bednar	John	1,662

Nate & Judy Konecky Voting Trustees under Voting Trust Agreement (Aaron and Maureen Konecky)		100,000

Nate & Judy Konecky Voting Trustees under Voting Trust Agreement (Debbie and Ervin Freeman)		200,000

Lutz	Michael	4,630

MLPFS FBO Dennis O’Malley IRA, Merrill Lynch Acct. #890-		20,000

Rodriquez, Jr.	Gil	19,071.33

Sawyer	Larry	222,700

MLPFS FBO Steven G. Selfridge IRA Merrill Lynch Acct. #890-		32,000

Selfridge	Steven G.	221,334

Total		821,397.33